As filed with the Securities and Exchange Commission on June 4, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Genpact Luxembourg S.à r.l.

(as the Issuer)

(Exact name of registrant as specified in its charter)

Luxembourg	8742	98-0550714
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12F, Rue Guillaume Kroll

L-1882 Luxembourg

+352 26 987 686

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Genpact Limited

(as the Parent Guarantor)

(Exact name of registrant as specified in its charter)

Bermuda	8742	98-0533350
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Canon’s Court, 22 Victoria Street

Hamilton HM 12, Bermuda

(441) 295-2244

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Heather D. White

c/o Genpact International, Inc.

1155 Avenue of the Americas

New York, NY 10036

(646) 624-5913

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Craig F. Arcella

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

(212) 474-1000

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a small reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “small reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Small reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
3.700% Senior Notes due 2022	$350,000,000	100%	$350,000,000	$43,575
Guarantee of 3.700% Senior Notes due 2022	N/A	N/A	N/A	N/A(2)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantee.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not exchange the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 4, 2018

PRELIMINARY PROSPECTUS

Genpact Luxembourg S.à r.l.

Genpact Limited

Offer to Exchange

This is an offer by Genpact Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg (“Luxembourg”) and registered with the Luxembourg trade and company register under number B131.149 (the “Issuer”), to exchange $350,000,000 aggregate principal amount of its 3.700% Senior Notes due 2022 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding unregistered 3.700% Senior Notes due 2022 that were issued in a private offering on March 27, 2017 (the “issue date”) (the “outstanding unregistered notes” and, together with the exchange notes, the “notes”, and such transaction, the “exchange offer”).

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

Material terms of the Exchange Offer:

•	We will exchange all outstanding unregistered notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding unregistered notes at any time prior to the expiration of the exchange offer.

•	The exchange offer will expire at 12:00 a.m. midnight, New York City time, at the end of the day on , 2018 (the “expiration date”), unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes, but you should see the discussion under the caption “Material Luxembourg, Bermuda and U.S. Federal Income Tax Consequences” for more information.

•	The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the terms of the outstanding unregistered notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding unregistered notes will not apply to the exchange notes.

Results of the Exchange Offer:

•	The exchange notes may be sold in the over-the-counter-market, in negotiated transactions or through a combination of such methods.

All untendered outstanding unregistered notes will continue to be subject to the restrictions on transfer set forth in the outstanding unregistered notes and in the Indenture (as defined herein). In general, the outstanding unregistered notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding unregistered notes under the Securities Act.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus (the “Letter of Transmittal”) states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding unregistered notes where such outstanding unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 11 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2018.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making the exchange offer in any state where the exchange offer is not permitted.

OUR DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS OR PORTIONS OF EXHIBITS NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN OR IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO GENPACT INTERNATIONAL, INC., 1155 AVENUE OF THE AMERICAS, NEW YORK, NY 10036, TELEPHONE NUMBER (646) 624-5913. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE SUBMITTED NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE YOU MUST MAKE YOUR INVESTMENT DECISION WITH RESPECT TO THE EXCHANGE OFFER. ACCORDINGLY, YOUR REQUEST SHOULD BE SUBMITTED NO LATER THAN                 , 2018.

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WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file current and periodic reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.

You can review our SEC filings by accessing the SEC’s Internet website at www.sec.gov. We also make available free of charge on our website, www.genpact.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The contents of our website are not incorporated by reference into this prospectus.

The following documents filed by us with the SEC are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 1, 2018;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, as filed with the SEC on May 10, 2018.

•	Our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 10, 2018, to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2017; and

•	Our Current Report on Form 8-K filed with the SEC on January 31, 2018, as amended by Amendment No. 1 on Form 8-K/A filed on April 27, 2018, and our Current Reports on Form 8-K, as filed with the SEC on May 11, 2018 and June 4, 2018.

We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the exchange offer. We are not, however, incorporating any documents or portions thereof that are not deemed “filed” with the SEC. Any statement or information contained in a document incorporated by reference as described in the immediately preceding paragraph shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is incorporated herein by reference modifies or replaces such statement or information. Any statement or information modified as described in this paragraph shall not be deemed in its unmodified form to constitute part of this prospectus. Any statement or information superseded as described in this paragraph shall not be deemed to constitute a part of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking terms such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “could,” “may,” “shall,” “will,” “would” and variations of such words and similar expressions, or the negative of such words or similar expressions. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, which in some cases may be based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 incorporated by reference herein. These forward-looking statements include, but are not limited to, statements relating to:

•	our ability to retain existing clients and contracts;

•	our ability to win new clients and engagements;

•	the expected value of the statements of work under our master service agreements;

•	our beliefs about future trends in our market;

•	political, economic or business conditions in countries where we have operations or where our clients operate;

•	expected spending on business process outsourcing and information technology services by clients;

•	foreign currency exchange rates;

•	our ability to convert bookings to revenue;

•	our rate of employee attrition;

•	our effective tax rate; and

•	competition in our industry.

Factors that may cause actual results to differ from expected results include, among others:

•	our ability to grow our business and effectively manage growth and international operations while maintaining effective internal controls;

•	our dependence on favorable policies and tax laws that may be changed or amended, including as a result of recently adopted tax legislation in the United States, the overall impact of which on us we are currently unable to determine;

•	our ability to maintain the security and confidentiality of personal and other sensitive data of our clients, employees or others;

•	our ability to successfully consummate or integrate strategic acquisitions;

•	our ability to maintain pricing and asset utilization rates;

•	our ability to hire and retain enough qualified employees to support our operations;

•	increases in wages in locations in which we have operations;

•	our relative dependence on the General Electric Company (“GE”) and our ability to maintain our relationships with divested GE businesses;

•	financing terms, including, but not limited to, changes in the London Interbank Offered Rate or LIBOR, and changes to our credit ratings;

•	restrictions on visas for our employees traveling to North America and Europe;

•	fluctuations in exchange rates between the U.S. dollar, Australian dollar, Chinese renminbi, euro, Indian rupee, Japanese yen, Mexican peso, Philippines peso, Polish zloty, Romanian leu and U.K. pound sterling;

•	our ability to retain senior management;

•	the selling cycle for our client relationships;

•	our ability to attract and retain clients and our ability to develop and maintain client relationships on attractive terms;

•	legislation in the United States or elsewhere that adversely affects the performance of business process outsourcing and information technology services offshore;

•	increasing competition in our industry;

•	telecommunications or technology disruptions or breaches, or natural or other disasters;

•	our ability to protect our intellectual property and the intellectual property of others;

•	deterioration in the global economic environment and its impact on our clients, including the bankruptcy of our clients;

•	regulatory, legislative and judicial developments, including the withdrawal of governmental fiscal incentives;

•	the international nature of our business;

•	technological innovation;

•	our ability to derive revenues from new service offerings; and

•	unionization of any of our employees.

Although we believe the expectations reflected in the forward-looking statements are reasonable at the time they are made, we cannot guarantee future results, level of activity, performance or achievements. Achievement of future results is subject to risks, uncertainties, and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. We undertake no obligation to update any of these forward-looking statements after the date of this filing to conform to our prior statements to actual results or revised expectations. See “Where You Can Find More Information; Incorporation By Reference.”

ENFORCEABILITY OF CIVIL LIABILITIES

The Issuer is a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg. Genpact Limited (the “Parent Guarantor”) is an exempted company organized under the laws of Bermuda. Substantially all of our assets and operations are located, and substantially all of our revenues are derived from, outside the United States. As a result, investors may be unable to enforce judgments against the Issuer or the Parent Guarantor obtained in United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws.

Enforcement of Civil Liability Judgments under Luxembourg Law

The Issuer has been advised by Allen & Overy, société en commandite simple (inscrite au barreau de Luxembourg), its Luxembourg counsel, that, although there is no treaty between Luxembourg and the United States regarding the reciprocal enforcement of judgments, a valid final and conclusive judgment against the Issuer with respect to the exchange notes obtained from a court of competent jurisdiction in the United States, which judgment remains in full force and effect after all appeals as may be taken in the relevant state or federal jurisdiction with respect thereto have been taken, may be recognized and enforced through a court of competent jurisdiction of Luxembourg subject to compliance with the enforcement procedures set out in Articles 678 et seq. of the Luxembourg Nouveau code de procédure civile being, together with applicable Luxembourg case law:

•	the foreign judgment must be enforceable in the country of origin;

•	the court of origin must have had jurisdiction both according to its own laws and to the Luxembourg conflict of jurisdictions rules;

•	the foreign proceedings must have been regular in light of the laws of the country of origin;

•	the rights of defense must not have been violated;

•	the foreign court must have applied the law which is designated by the Luxembourg conflict of laws rules, or, at least, the judgment must not contravene the principles underlying these rules;

•	the considerations of the foreign judgment as well as the judgment as such must not contravene Luxembourg international public policy; and

•	the foreign judgment must not have been rendered as a result of or in connection with an evasion of Luxembourg law (“fraude à la loi”).

The Issuer has also been advised by Allen & Overy, société en commandite simple (inscrite au barreau de Luxembourg) that if an original action is brought in Luxembourg, without prejudice to specific conflict of law rules, Luxembourg courts may refuse to apply the designated law if the choice of the foreign law was not made bona fide or if the foreign law was not pleaded and proved or if pleaded and proved, the foreign law was contrary to Luxembourg mandatory provisions (lois impératives) or incompatible with Luxembourg public policy rules. In an action brought in Luxembourg on the basis of U.S. federal or state securities laws, Luxembourg courts may not have the requisite power to grant the remedies sought.

Subject to the foregoing, investors may be able to enforce in Luxembourg judgments in civil and commercial matters that have been obtained from U.S. Federal or state courts. However, we cannot assure you that those judgments will be recognized or enforceable in Luxembourg.

Enforcement of Civil Liability Judgments under Bermuda Law

The Parent Guarantor is an exempted company organized under the laws of Bermuda, and substantially all of its assets are located outside the United States. The Parent Guarantor has been advised by Appleby (Bermuda) Limited, its Bermuda counsel, that it may not be possible to enforce court judgments obtained in the

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United States against us in Bermuda or in countries other than the United States where we have assets based on the civil liability or penal provisions of the federal or state securities laws of the United States. In addition, there is some doubt as to whether the courts of Bermuda and other countries would recognize or enforce judgments of United States courts obtained against us or our directors or officers based on the civil liability or penal provisions of the federal or state securities laws of the United States or would hear actions against us or those persons based on those laws. Appleby (Bermuda) Limited has also informed the Parent Guarantor that the United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction’s public policy. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely on United States federal or state securities laws, would not automatically be enforceable in Bermuda. Similarly, those judgments may not be enforceable in countries other than the United States where we have assets.

PROSPECTUS SUMMARY

This summary highlights selected information about us and this exchange offer. This summary may not contain all of the information that may be important to you. For a more complete understanding of our business, you should read carefully this entire prospectus, including the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 incorporated by reference herein, and in the other documents that we refer to and that are incorporated by reference in this prospectus, for a complete understanding of us and the exchange offer. In particular, we incorporate by reference important business and financial information into this prospectus. This summary contains forward-looking statements that involve risks and uncertainties.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, the terms “Genpact,” “we,” “us,” “our” and “the Company” refer to Genpact Limited and its subsidiaries as a combined entity, “Issuer” refers to Genpact Luxembourg S.à r.l. and “Parent Guarantor” refers to Genpact Limited (and not to any of its subsidiaries). Dollar amounts are in thousands except share and per share data or unless otherwise indicated.

Our Business

Genpact is a global professional services firm that makes business transformation real. We drive digital-led innovation and run digitally-enabled intelligent operations for our clients, guided by our experience running thousands of processes for hundreds of Fortune Global 500 clients. We have more than 78,000 employees serving clients in key industry verticals—banking and financial services, capital markets, consumer goods, healthcare, high-tech, infrastructure, manufacturing and services, insurance and life sciences—from more than 20 countries.

Domain-led digital transformation

Our clients are experiencing an increasingly complex business environment, driven by an explosion in technology opportunities, new and disruptive competitors, and shifting market dynamics. Many companies need to reimagine their business models and adapt to rapid change.

These companies are seeking partners that can help them not only improve productivity and manage costs, but achieve business outcomes that create competitive advantage—such as expanding market share, improving customer experience, and minimizing risk and loss. We believe that our digitally-enabled approach to business transformation, grounded in our deep domain and process expertise, differentiates us from our competitors.

We enable domain-led digital transformation for our clients primarily in two ways: designing and running Intelligent OperationsSM and providing digital-led solutions.

Intelligent Operations

Our Intelligent Operations embed digital and advanced analytics into our business process outsourcing (BPO) solutions to automate and transform our clients’ operations. This allows enterprises to be more flexible and helps them focus on what they need to do to better compete in their industries.

Digital-led Solutions

Across our key industry verticals, our digital-led solutions include technologies such as artificial intelligence, or AI, robotic process automation, dynamic workflow, mobility and design thinking.

We use our Smart Enterprise ProcessesSM (SEP)—a patented and highly granular approach to dramatically improving the performance of business processes—to help our clients make their business processes more efficient and effective. SEPs, and their more recent evolution, Digital SEPs, combine Lean Six Sigma methodologies—which reduce waste and inefficiency and improve process quality—with design-thinking principles and our deep expertise in how businesses run. Our SEPs test the effectiveness of client processes using best-in-class benchmarks we have developed by mapping and analyzing hundreds of millions of client transactions across thousands of end-to-end business processes. In this way, we identify opportunities for improving client processes and technologies, and we apply our deep process knowledge, process-centric technology and digital products to transform them. The result: a customized, client-specific roadmap for maximizing process effectiveness.

Our Digital SEPs build on our SEP framework by adding domain-specific digital products and solutions that draw on our expertise in mobility, cloud, workflow, advanced visualization, robotics and machine learning.

In 2017 we launched Genpact Cora, an automation to AI-based platform that integrates our proprietary automation, analytics, and AI technologies into a single unified platform, drawing insights from our deep domain and operations expertise. Genpact Cora has a modular, interconnected mesh of technologies that help our clients hone in on their specific operational business challenges and tackle them from beginning to end.

Our Lean DigitalSM Innovation Centers help clients learn about new digital solutions that can address their specific business needs. Our innovation centers bring together clients, partners, and other industry leaders for brainstorming and hackathon-style workshops. As part of this process, we use design thinking to make the most of human capabilities, domain expertise, and innovative technology to create solutions that quickly and aptly address business needs. The result is often a quick-turnaround prototype that clients can install and test in their own environments.

Corporate Information

Genpact is a publicly traded exempted Bermuda company. Genpact’s common shares are listed on the New York Stock Exchange under the symbol “G.” Genpact’s registered office is located at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, and Genpact’s telephone number at such office is +1 (441) 294-8000. Genpact’s website is www.genpact.com. The information and other content contained on Genpact’s website is not part of this prospectus.

The Exchange Offer

In this prospectus, the term “outstanding unregistered notes” refers to the $350.0 million aggregate principal amount of 3.700% Senior Notes due 2022 that were issued in a private offering on March 27, 2017 (the “private offering”). The term “exchange notes” refers to the 3.700% Senior Notes due 2022 offered hereby, as registered under the Securities Act, and the term “notes” refers collectively to the outstanding unregistered notes and the exchange notes. In this subsection, “we,” “us” and “our” refer only to the Issuer.

General	In connection with the private offering, we entered into a registration rights agreement (the “registration rights agreement”) with the Parent Guarantor and the initial purchasers of the outstanding unregistered notes, pursuant to which we and the Parent Guarantor agreed, among other things, to complete the exchange offer within 455 days after the date of the private offering.

You are entitled to exchange in the exchange offer your outstanding unregistered notes for exchange notes, which are substantially identical to the outstanding unregistered notes except:

•	the exchange notes contain no restrictive legend thereon;

•	the exchange notes accrue interest from the last date on which interest was paid on the outstanding unregistered notes;

•	the exchange notes will contain no provisions relating to additional interest;

•	the exchange notes have been registered under the Securities Act; and

•	the exchange notes are not entitled to any registration rights that are applicable to the outstanding unregistered notes under the registration rights agreement.

The Exchange Offer	We are offering to exchange up to $350.0 million aggregate principal amount of 3.700% Senior Notes due 2022, which have been registered under the Securities Act, for any and all of the outstanding unregistered 3.700% Senior Notes due 2022.

You may only exchange outstanding unregistered notes in denominations of $2,000, and integral multiples of $1,000 in excess thereof.

Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all outstanding unregistered notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

Upon completion of the exchange offer, there may be no market for the outstanding unregistered notes, and you may have difficulty selling them to the extent that you do not tender all of your outstanding unregistered notes in the exchange offer.

Resale	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a “distribution,” as defined in the Securities Act, of the exchange notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a “distribution” of the exchange notes.

If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaging in, intend to engage in, or have any arrangement or understanding with any person to participate in, a “distribution” of the exchange notes, or if you are our affiliate, then:

•	you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corp. (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position of the SEC stated in the first bullet point above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding unregistered notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of the exchange notes that you receive in the exchange offer. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 12:00 a.m. midnight, New York City time, at the end of the day on , 2018, unless extended by us. We do not currently intend to extend the expiration date of the exchange offer.

Withdrawal	You may withdraw the tender of your outstanding unregistered notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding unregistered notes that for any reason are not accepted for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Outstanding Unregistered Notes	No interest will be paid on outstanding unregistered notes that are tendered and accepted for exchange following their acceptance for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding unregistered notes. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Unregistered Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying Letter of Transmittal, or a facsimile of the Letter of Transmittal, according to the instructions contained in this prospectus and the Letter of Transmittal. You must then mail or otherwise deliver the Letter of Transmittal, or a facsimile of the Letter of Transmittal, together with the outstanding unregistered notes and any other required documents, to the exchange agent at the address set forth on the cover page of the Letter of Transmittal. If you hold outstanding unregistered notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer for the outstanding unregistered notes, you must comply with the Automated Tender Offer Program (“ATOP”) procedures of DTC by which you will agree to be bound by the Letter of Transmittal. By signing, or agreeing to be bound by, the Letter of Transmittal, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate, and you are not participating, in a “distribution,” as defined in the Securities Act, of the exchange notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a “distribution” of the exchange notes;

•	if you are a broker-dealer, you will receive exchange notes for your own account in exchange for outstanding unregistered notes that were acquired as a result of market-making or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale or other transfer of such exchange notes; and

•	you are not acting on behalf of any person who, to your knowledge, could not truthfully make the foregoing representations.

If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaged in, or intend to engage in, or have an arrangement or understanding with any person to participate in, a “distribution” of the exchange notes, or if you are our affiliate, then you cannot rely on the positions and interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding unregistered notes that are held in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding unregistered notes in the exchange offer, you should contact such person promptly and instruct such person to tender those outstanding unregistered notes on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your outstanding unregistered notes and your outstanding unregistered notes are not immediately available or you cannot deliver your outstanding unregistered notes or any other documents required by the Letter of Transmittal or you cannot comply with the DTC procedures for book-entry transfer prior to the expiration date, then you must tender your outstanding unregistered notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Unregistered Notes	In connection with the sale of the outstanding unregistered notes, we and the Parent Guarantor entered into a registration rights agreement with the initial purchasers of the outstanding unregistered notes that grants the holders of outstanding unregistered notes registration rights. By consummating the exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Accordingly, upon consummation of the exchange offer, we will not be obligated to pay additional interest as described in the registration rights agreement. If you do not tender your outstanding unregistered notes in the exchange offer, you will continue to be entitled to all the rights, and subject to all the limitations, applicable to the outstanding unregistered notes as set forth in the Indenture, except that we will not have any further obligation to you to provide for the registration of the outstanding unregistered notes under the registration rights agreement and we will not be obligated to pay additional interest as described in the registration rights agreement.

All untendered outstanding unregistered notes will continue to be subject to the restrictions on transfer set forth in the outstanding unregistered notes and in the Indenture. In general, the outstanding unregistered notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding unregistered notes under the Securities Act.

To the extent that outstanding unregistered notes are tendered and accepted in the exchange offer, the trading market for outstanding unregistered notes could be adversely affected.

Material Tax Consequences	The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. You should consult your own tax advisor to determine the U.S. federal and state, Luxembourg, Bermuda and other tax consequences of participating in the exchange offer. See “Material Luxembourg, Bermuda and U.S. Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wells Fargo Bank, National Association, whose address and telephone number are set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus, is the exchange agent for the exchange offer.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding unregistered notes and the exchange notes. The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the terms of the outstanding unregistered notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding unregistered notes will not apply to the exchange notes. In this subsection, “we,” “us” and “our” refer only to the Issuer.

Issuer	Genpact Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg and registered with the Luxembourg trade and company register under number B131.149.

Guarantee	The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Parent Guarantor. See “Description of Notes—Genpact Guarantee.”

Notes Being Exchanged Hereby	$350,000,000 aggregate principal amount of 3.700% Senior Notes due 2022.

Maturity Date	April 1, 2022.

Interest	Subject to “Interest Rate Adjustment” below, interest on the exchange notes will be payable semiannually in arrears on April 1 and October 1 of each year. The exchange notes will bear interest at 3.700% per year. Interest on the exchange notes will accrue from the most recent date on which interest on the corresponding outstanding unregistered notes has been paid.

Interest Rate Adjustment	The interest rate payable on the exchange notes will be subject to adjustment from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the exchange notes. See “Description of Notes—Interest Rate Adjustment.”

Ranking	The exchange notes and the guarantee thereof will be our and the Parent Guarantor’s general unsecured senior indebtedness and will:

•	rank senior in right of payment to any of our and the Parent Guarantor’s future obligations that are, by their terms, expressly subordinated in right of payment to the exchange notes or the guarantee thereof;

•	rank pari passu in right of payment to all of our and the Parent Guarantor’s existing and future senior and unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the exchange notes or the guarantee thereof;

•	be effectively subordinated to all of our and the Parent Guarantor’s existing and future secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations; and

•	be structurally subordinated to all existing and future obligations and other liabilities (including trade payables) of each of the Parent Guarantor’s subsidiaries (other than the Issuer), including the liabilities of certain subsidiaries pursuant to Genpact’s senior credit facility.

As of December 31, 2017, Genpact had outstanding indebtedness of $1,215.9 million, all of which was unsecured. As of December 31, 2017, the Parent Guarantor’s subsidiaries (other than the Issuer) had total liabilities, including trade payables and liabilities under Genpact’s senior credit facility (but excluding intercompany liabilities), of $1.66 billion and total assets (excluding intercompany receivables) of $3.44 billion. In addition, for the fiscal year ended December 31, 2017, the Parent Guarantor’s subsidiaries (other than the Issuer) generated substantially all of Genpact’s consolidated net income and total revenues and other income.

Redemption for Taxation Reasons	If we or the Parent Guarantor become obligated to pay any additional amounts as a result of any change in the law of certain relevant taxing jurisdictions that becomes effective after the date on which the exchange notes are issued (or the date the relevant taxing jurisdiction becomes applicable, if later), we may redeem the exchange notes at our option in whole, but not in part, at any time at a price equal to 100% of the principal amount thereof, plus additional amounts and any accrued and unpaid interest, if any, to, but not including, the date of redemption. See “Description of Notes—Redemption for Taxation Reasons.”

Optional Redemption	We may redeem the exchange notes, in whole or in part, from time to time at our option, prior to March 1, 2022 (the date that is one month prior to the maturity of the exchange notes), at a price equal to 100% of the aggregate principal amount of the exchange notes to be redeemed plus a specified “make-whole” premium and accrued and unpaid interest, if any, to, but not including, the redemption date, and on or after March 1, 2022, at a price equal to 100% of the aggregate principal amount of the exchange notes to be redeemed plus accrued and unpaid interest, if any, to, but not including the redemption date. See “Description of Notes—Optional Redemption.”

Change of Control Repurchase Event	If we experience a change of control repurchase event, we will be required to make an offer to purchase each holder’s exchange notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. See “Description of Notes—Repurchase at the Option of Holders on Certain Changes of Control.”

Certain Covenants	The Indenture contains covenants that, among other things, restrict our ability, with significant exceptions, to:

•	incur debt secured by liens;

•	engage in certain sale and leaseback transactions; and

•	consolidate, merge, convey or transfer our assets substantially as an entirety.

See “Description of Notes—Certain Covenants.”

Absence of Public Market for the Exchange Notes	The exchange notes will be freely transferrable. However, the exchange notes are a new issue of securities for which there is no established trading market. As a result, an active trading market for the exchange notes may not develop. See “Risk Factors.”

Listing	We intend to apply for the listing and quotation of the exchange notes on the . If such a listing is obtained, we have no obligation to maintain such listing and we may delist the exchange notes at any time.

Governing Law	State of New York.

Trustee	Wells Fargo Bank, National Association.

Risk Factors	You should carefully consider the information set forth herein under “Risk Factors” in this prospectus and in Genpact’s Form 10-K for the fiscal year ended December 31, 2017 incorporated by reference herein before deciding whether to invest in the exchange notes.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus and in the documents incorporated by reference herein before tendering for exchange any outstanding unregistered notes. The risks and uncertainties described below are not the only risks facing us and your investment in the exchange notes. Additional risks and uncertainties that we are unaware of, or those we currently deem immaterial, also may become important factors that affect us. The following risks could materially and adversely affect our business, financial condition, cash flows or results of operations. In such a case, you may lose all or part of your original investment.

Risk Factors Incorporated by Reference

This prospectus incorporates by reference the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 1, 2018. Investors should carefully consider the risk factors incorporated herein by reference in addition to the risk factors below before deciding to invest in the exchange notes.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding unregistered notes in the exchange offer, the transfer restrictions currently applicable to your outstanding unregistered notes will remain in force, and the market price of your outstanding unregistered notes could decline.

If you do not exchange your outstanding unregistered notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions that apply to the outstanding unregistered notes as set forth in the offering memorandum distributed in connection with the private offering. In general, the outstanding unregistered notes may not be sold unless the sale is registered or exempt from, or not subject to, registration under the Securities Act. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding unregistered notes under the Securities Act. You should refer to “The Exchange Offer—Procedures for Tendering Outstanding Unregistered Notes” for information about how to tender your outstanding unregistered notes.

The tender of outstanding unregistered notes pursuant to the exchange offer will reduce the outstanding principal amount of the outstanding unregistered notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding unregistered notes due to reduction in liquidity.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the prospectus delivery requirements of the Securities Act in order to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to the Exchange Notes

Payment of required principal and interest on the exchange notes will be dependent on cash flow generated by the Parent Guarantor’s subsidiaries (other than the Issuer), which may be subject to limitations beyond our control.

The Parent Guarantor’s subsidiaries (other than the Issuer) own substantially all of our assets and conduct substantially all of our operations. Accordingly, payment of principal and interest on the exchange notes will be dependent, to a significant extent, on the generation of cash flow by the Parent Guarantor’s subsidiaries and their ability to make such cash available to us, by dividend or other payments. The Parent Guarantor’s subsidiaries (other than the Issuer) do not have any obligation to pay amounts due on the exchange notes or to make funds available to the Issuer for that purpose. The Parent Guarantor’s subsidiaries (other than the Issuer) may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of the exchange notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we are unable to receive distributions from subsidiaries, we may be unable to make required principal and interest payments on the exchange notes.

If we default on our obligations to pay our other debt, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our debt that is not waived by the required lenders or holders of such debt, and the remedies sought by the lenders or holders of such debt, could prevent us from paying principal and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to make required payments of principal and interest on our debt, or if we otherwise fail to comply with the various covenants in the agreements governing our debt, we would be in default under the terms of the agreements governing such debt.

The exchange notes and the guarantee thereof will be structurally subordinated to all of the existing and future liabilities of the Parent Guarantor’s subsidiaries (other than the Issuer), including trade payables and the liabilities of certain subsidiaries under our senior credit facility.

The Parent Guarantor’s subsidiaries (other than the Issuer) will have no obligation, contingent or otherwise, to pay amounts due under the exchange notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. Claims of holders of the exchange notes will therefore be structurally subordinated to all of the existing and future liabilities, including trade payables, of any subsidiary (other than the Issuer) such that, in the event of an insolvency, liquidation, reorganization, dissolution or other winding-up of any subsidiary (other than the Issuer), all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full before the holders of the exchange notes would be entitled to any payment. Claims of holders of the exchange notes will also be structurally subordinated to the liabilities of certain subsidiaries under our senior credit facility.

As of December 31, 2017, the Parent Guarantor’s subsidiaries (other than the Issuer) had total liabilities, including trade payables and liabilities under our senior credit facility (but excluding intercompany liabilities), of approximately $1.66 billion and total assets (excluding intercompany receivables) of approximately $3.44 billion. In addition, for the fiscal year ended December 31, 2017, the Parent Guarantor’s subsidiaries (other than the Issuer) generated substantially all of our consolidated net income and total revenues and other income.

The Indenture does not limit the amount of debt we or our subsidiaries may incur or restrict our ability to engage in other transactions that may adversely affect holders of the exchange notes.

The Indenture does not limit the amount of debt that we or our subsidiaries may incur. The Indenture does not contain any financial covenants or other provisions that would afford the holders of the exchange notes any substantial protection in the event we participate in a highly leveraged transaction. In addition, the Indenture does not limit our ability to pay dividends, make distributions or repurchase our common shares. As a result of the foregoing, when evaluating the terms of the exchange notes, you should be aware that the terms of the Indenture and the exchange notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the exchange notes.

There is no established trading market for the exchange notes.

The exchange notes are a new issue of securities for which there is no established trading market. As a result, an active trading market for the exchange notes may not develop. If an active trading market does not develop or is not maintained for the exchange notes, the market price and liquidity of such exchange notes may be adversely affected. In that case, you may not be able to sell your exchange notes at a particular time or at a favorable price.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect the market price or liquidity of the exchange notes.

Credit rating agencies rate our debt securities based on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing us on a watch list for possible future downgrading. If the credit rating of the exchange notes is downgraded, or if we are placed on a watch list for possible future downgrading, you may not be able to resell your exchange notes without a substantial discount, and our cost of financing would increase. See “Description of Notes—Interest Rate Adjustment.”

Because your right to require repurchase of the exchange notes is limited, the trading price of the exchange notes may decline if we enter into a transaction that is not a change of control repurchase event under the Indenture.

The term “change of control repurchase event” under the Indenture is limited and does not include every event that might cause the trading price of the exchange notes to decline. The right of the holders of the exchange notes to require the Issuer to repurchase the exchange notes upon a change of control repurchase event may not preserve the value of the exchange notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, any of which could substantially affect our capital structure and the value of the exchange notes but may not constitute a change of control repurchase event that permits holders to require the Issuer to repurchase their exchange notes. See “Description of Notes—Repurchase at the Option of Holders on Certain Changes of Control.”

The Issuer may not be able to repurchase the exchange notes upon a change of control repurchase event.

Upon the occurrence of a change of control repurchase event, as defined in the Indenture, each holder of exchange notes will have the right to require the Issuer to repurchase all or any part of such holder’s exchange notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. If we experience a change of control repurchase event, we cannot assure you that the Issuer would have sufficient financial resources available to satisfy its obligations to repurchase the exchange notes. The Issuer’s failure to repurchase the exchange notes as required under the Indenture would result in a default under the Indenture, which could result in defaults under the instruments governing our other indebtedness, including the acceleration of the payment of any borrowings thereunder, and have material adverse consequences for us and the holders of the exchange notes. See “Description of Notes—Repurchase at the Option of Holders on Certain Changes of Control.”

Holders of the exchange notes may not be able to determine when a change of control giving rise to their right to have the exchange notes repurchased has occurred following a sale of “substantially all” of our assets.

A change of control repurchase event, as defined in the Indenture, gives each holder of exchange notes the right to require the Issuer to make an offer to repurchase all or any part of such holder’s exchange notes. One of the circumstances under which a change of control, which is a condition to a change of control repurchase event, may occur is upon the sale or disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law, and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of exchange notes to require the Issuer to repurchase its exchange notes as a result of a sale of less than all of our assets to another person is uncertain.

Credit ratings on the exchange notes may not reflect all risks.

The outstanding unregistered notes are and the exchange notes will, upon issuance, be publicly rated by one or more credit rating agencies. Any such ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above or incorporated by reference herein and other factors that may affect the value of the exchange notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised, suspended or withdrawn by the rating agency at any time.

Insolvency laws of Luxembourg or other local insolvency laws may preclude holders of the exchange notes from recovering payments due on the exchange notes and may not be as favorable to you as those of another jurisdiction with which you may be familiar.

The Issuer is a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg. In the event that the Issuer experiences financial difficulty, it is not possible to predict with certainty in which jurisdiction or jurisdictions insolvency or similar proceedings would be commenced, or the outcome of such proceedings.

The insolvency laws of Luxembourg may not be as favorable to holders of exchange notes as insolvency laws of other jurisdictions with which investors may be familiar. The Issuer is organized and has (i) its central administration for the purposes of the Luxembourg act dated 10 August 1915 on commercial companies, as amended (the “Companies Act 1915”), and (ii) its center of main interests (centre des intérêts principaux), for the purposes of the Council Regulation (EU) 2015/848 of the European Parliament and of the Council of May 20, 2015 on insolvency proceedings (recast), as amended (the “EU Insolvency Regulation”), in Luxembourg. Accordingly, insolvency proceedings affecting the Issuer would be governed by Luxembourg insolvency laws.

The determination of where the Issuer has its “center of main interests” would be a question of fact. The courts would have to take into consideration a number of factors in determining the center of main interests of a debtor, including, in particular, where board meetings are held, the location where the debtor conducts the majority of its business or has its head office and the location where the majority of the debtor’s creditors are established. A debtor’s center of main interests is not a static concept and may change from time to time but is determined for the purposes of deciding which courts have competent jurisdiction to commence insolvency proceedings at the time of the filing of the insolvency petition.

U.S. investors in the exchange notes may have difficulties enforcing certain civil liabilities against us or the Issuer in the United States.

The Issuer is a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg, and the Parent Guarantor is an exempted company organized under the laws of Bermuda. Substantially all of our assets and operations are located, and substantially all of our revenues are derived from, outside the United States. As a result, you may not be able obtain or enforce judgments from U.S. courts against us based on the civil liability provisions of the securities laws of the United States. In addition, there is some doubt as to whether the courts of Bermuda and other countries would recognize or enforce judgments of United States courts obtained against us or our directors or officers based on the civil liability or penal provisions of the federal or state securities laws of the United States or would hear actions against us or those persons based on those laws.

The United States and Luxembourg are not currently bound by a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitral awards rendered in civil and commercial matters. Similarly, the United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Luxembourg or Bermuda courts as contrary to that jurisdiction’s public policy. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely on United States federal or state securities laws, would not automatically be enforceable in Luxembourg or Bermuda (and may not be enforceable at all). Similarly, those judgments may not be enforceable in countries other than the United States.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

	Three Months Ended March 31,	Fiscal Year Ended December 31,
	2018	2017	2016	2015	2014	2013
Consolidated Ratio of Earnings to Fixed Charges	5.7x	6.8x	10.2x	6.7x	6.2x	6.8x

For purposes of calculating the ratio of earnings to fixed charges, “earnings” consists of income before income taxes, fixed charges, amortization of capitalized interest, adjusted for interest capitalized and noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charged. “Fixed charges” consist of interest expense, the amortization of debt issuance costs, an estimate of interest as a component of rental expense and interest on unrecognized tax benefits.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the outstanding unregistered notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. As consideration for issuing the exchange notes as contemplated by this prospectus, we will receive in exchange a like principal amount of outstanding unregistered notes, the terms of which are identical in all material respects to the terms of the exchange notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding unregistered notes will not apply to the exchange notes. The outstanding unregistered notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any change to our capitalization.

THE EXCHANGE OFFER

General

The Issuer hereby offers to exchange a like principal amount of exchange notes for any or all outstanding unregistered notes on the terms and subject to the conditions set forth in this prospectus and the Letter of Transmittal. You may tender some or all of your outstanding unregistered notes pursuant to the exchange offer.

As of the date of this prospectus, $350.0 million aggregate principal amount of 3.700% Senior Notes due 2022 that were issued in a private offering on March 27, 2017 are outstanding. This prospectus, together with the Letter of Transmittal, is first being sent to all holders of outstanding unregistered notes known to us on or about                 , 2018. The Issuer’s obligation to accept outstanding unregistered notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “—Conditions to the Exchange Offer” below. The Issuer currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

We entered into a registration rights agreement with the initial purchasers of the outstanding unregistered notes pursuant to which we agreed to file a registration statement relating to an offer to exchange the outstanding unregistered notes for exchange notes. We also agreed to use our commercially reasonable efforts to cause this registration statement to be declared effective and to cause the exchange offer to be consummated within 455 days after the issue date. The exchange notes will have terms identical in all material respects to the terms of the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to registration rights, additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions.

Under the circumstances set forth below, we will use commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding unregistered notes within the time periods specified in the registration rights agreement and to keep the shelf registration statement effective for a period of one year (or for such longer period if extended pursuant to the registration rights agreement) from the issue date or such shorter period that will terminate when all the securities covered by such shelf registration statement (i) have been sold pursuant thereto or (ii) have been distributed to the public pursuant to Rule 144 under the Securities Act (the period during which a shelf registration statement is required to remain continuously effective, the “shelf registration period”). These circumstances include if:

•	changes in law or in applicable interpretations thereof by the staff of the SEC do not permit us to effect the exchange offer;

•	the exchange offer is not consummated within 455 days of the issue date (or, if the 455th day is not a business day, the first business day thereafter);

•	the initial purchasers so request with respect to outstanding unregistered notes that are not eligible to be exchanged for exchange notes in the exchange offer and held by them following consummation of the exchange offer; or

•	any holder (other than an exchanging broker-dealer or an affiliate) is not eligible to participate in the exchange offer or, in the case of any holder (other than an exchanging broker-dealer or an affiliate) that participates in the exchange offer, such holder does not receive freely tradeable exchange notes on the date of the exchange.

If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding unregistered notes required to be registered on a shelf registration statement.

Each holder of outstanding unregistered notes that wishes to exchange its outstanding unregistered notes for exchange notes in the exchange offer will be required to represent to us that at the time of the consummation of the exchange offer:

•	any exchange notes to be received by such holder will be acquired in the ordinary course of its business;

•	such holder will have no arrangements or understanding with any person to participate, and is not participating, in a “distribution,” as defined in the Securities Act, of the outstanding unregistered notes or the exchange notes;

•	such holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Issuer or, if it is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a “distribution” of the exchange notes;

•	if such holder is a broker-dealer, it will receive exchange notes for its own account in exchange for outstanding unregistered notes that were acquired as a result of market-making or other trading activities and it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale or other transfer of such exchange notes (see “Plan of Distribution”);

•	it has full power and authority to tender, exchange, sell, assign and transfer the outstanding unregistered notes it is tendering, and we will acquire good, marketable and unencumbered title to such outstanding unregistered notes, free and clear of all security interests, liens, restrictions, charges and encumbrances or other obligations relating to their sale or transfer and not subject to any adverse claim when such outstanding unregistered notes are accepted by us; and

•	it is not acting on behalf of any person who, to its knowledge, could not truthfully make the foregoing representations.

Resale of Exchange Notes

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a “distribution,” as defined in the Securities Act, of the exchange notes;

•	you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Issuer; and

•	you are not engaged in, and do not intend to engage in, a “distribution” of the exchange notes.

The Issuer has not entered into any arrangement or understanding with any person who will receive exchange notes in the exchange offer to distribute such exchange notes following completion of the exchange offer, and the Issuer is not aware of any person that will participate in the exchange offer with a view to distribute the exchange notes. If you are an affiliate of the Issuer, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a “distribution” of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:

•	you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corp. (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception to the position stated immediately above, you must (i) comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes and (ii) be identified as an underwriter in the prospectus.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding unregistered notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding unregistered notes where such outstanding unregistered notes were acquired by such broker dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal, we will accept for exchange in the exchange offer outstanding unregistered notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding unregistered notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue $2,000 principal amount, or an integral multiple of $1,000, of exchange notes in exchange for a corresponding principal amount of outstanding unregistered notes surrendered in the exchange offer.

The terms of the exchange notes will be substantially identical to the terms of the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to registration rights, additional interest for failure to fulfill certain of our obligations under the registration rights agreement or transfer restrictions. The exchange notes will evidence the same debt as the outstanding unregistered notes. The exchange notes will be issued under and entitled to the benefits of the Indenture. The exchange notes and the outstanding unregistered notes will constitute a single class for all purposes under the Indenture. For a description of the Indenture, please see “Description of Notes.”

On the terms and subject to the conditions set forth in this prospectus and the Letter of Transmittal, the Parent Guarantor offers to issue a new guarantee with respect to all exchange notes issued in the exchange offer. Throughout this prospectus, unless the context otherwise requires and whether so expressed or not, references to the “exchange offer” include the Parent Guarantor’s offer to exchange the new guarantee of the exchange notes for the old guarantee of the outstanding unregistered notes, references to the “exchange notes” include the new guarantee thereof and references to the “outstanding unregistered notes” include the old guarantee thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding unregistered notes being tendered for exchange.

As of the date of this prospectus, $350.0 million aggregate principal amount of notes that were issued in the private offering on March 27, 2017 are outstanding. This prospectus and the Letter of Transmittal are being sent to all registered holders of outstanding unregistered notes. There will be no fixed record date for determining registered holders of outstanding unregistered notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding unregistered notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits that such holders have under the Indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered outstanding unregistered notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept outstanding unregistered notes not previously accepted for exchange due to the failure of any of the conditions specified below under “—Conditions to the Exchange Offer.”

Holders who tender outstanding unregistered notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of outstanding unregistered notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date, Extensions and Amendments

As used in this prospectus, the term “expiration date” means 12:00 a.m. midnight, New York City time, at the end of the day on             , 2018. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension in writing, followed by notification to the registered holders of the outstanding unregistered notes, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding unregistered notes (only if we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding unregistered notes not previously accepted for exchange if any of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding unregistered notes. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose the amendment by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act and will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding unregistered notes, and we may terminate or amend the exchange offer as provided in this prospectus before accepting any outstanding unregistered notes for exchange, if:

•	the exchange offer, or the making of any exchange by a holder of outstanding unregistered notes, violates any applicable law or interpretation thereof by the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer, or any material adverse development shall have occurred in any existing action or proceeding with respect to us; or

•	all governmental approvals shall not have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding unregistered notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer”; and

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding unregistered notes by notice, press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act of such extension to their holders. During any such extensions, all outstanding unregistered notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding unregistered notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding unregistered notes not previously accepted for exchange upon the occurrence of any of the conditions to the exchange offer specified above. We will give notice by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act of any extension, amendment, non-acceptance or termination to the holders of the outstanding unregistered notes. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them, regardless of the circumstances that may give rise to them so long as such circumstances do not arise due to our action or inaction, or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Approvals

Other than the registration of the exchange notes under the Securities Act and the qualification of the Trustee (as defined below) and the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”), there are no federal or state regulatory requirements that must be complied with prior to the commencement of the exchange offer.

Procedures for Tendering Outstanding Unregistered Notes

Only a holder of outstanding unregistered notes may tender its outstanding unregistered notes in the exchange offer. To tender outstanding unregistered notes in the exchange offer, a holder must comply with either of the following:

•	complete, sign and date the Letter of Transmittal or a facsimile of the Letter of Transmittal, have the signature on the Letter of Transmittal guaranteed if required by the Letter of Transmittal and mail or deliver such Letter of Transmittal or facsimile to the exchange agent prior to the expiration date; or

•	DTC’s ATOP procedures described below.

In addition, prior to the expiration date, either:

•	the exchange agent must receive outstanding unregistered notes along with the Letter of Transmittal; or

•	the exchange agent must receive a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of outstanding unregistered notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted “agent’s message,” as defined below; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the Letter of Transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

A tender to us that is not withdrawn prior to the expiration date constitutes an agreement between us and the tendering holder upon the terms and subject to the conditions described in this prospectus and in the Letter of Transmittal.

The method of delivery of outstanding unregistered notes, the Letter of Transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Holders should not send Letters of Transmittal or certificates representing outstanding unregistered notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or other nominees effect the above transactions for them.

If you are a beneficial owner whose outstanding unregistered notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to participate in the exchange offer, you should promptly contact such party and instruct such person to tender outstanding unregistered notes on your behalf. If you are a beneficial owner and you wish to tender your outstanding unregistered notes on your own behalf, you must, prior to completing and executing the Letter of Transmittal and delivering your outstanding unregistered notes, either make appropriate arrangements to register ownership of the outstanding unregistered notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must make these arrangements or follow these procedures before completing and executing the Letter of Transmittal and delivering the outstanding unregistered notes.

Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below), unless the outstanding unregistered notes surrendered for exchange are being or were tendered:

•	by a registered holder of the outstanding unregistered notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the Letter of Transmittal; or

•	for the account of an eligible institution.

In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (each such entity, an “eligible institution”).

If the applicable Letter of Transmittal is signed by a person other than the registered holder of any outstanding unregistered notes listed on the outstanding unregistered notes, such outstanding unregistered notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding unregistered notes, and an eligible institution must guarantee the signature on the bond power.

If the applicable Letter of Transmittal or any certificates representing outstanding unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also so indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

Any financial institution that is a participant in DTC’s system may, instead of physically completing and signing the Letter of Transmittal and delivering it to the exchange agent, electronically transmit their tender of outstanding unregistered notes in the exchange offer by causing DTC to transfer their outstanding unregistered notes into the exchange agent’s DTC account in accordance with DTC’s electronic ATOP procedures for such transfer, as set forth below under the caption “—Book-Entry Delivery Procedures.”

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding unregistered notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Acceptance of Exchange Notes

In all cases, we will promptly issue exchange notes for outstanding unregistered notes that we have accepted for exchange only after the exchange agent timely receives:

•	outstanding unregistered notes or a timely book-entry confirmation of such outstanding unregistered notes into the exchange agent’s account at the applicable book-entry transfer facility; and

•	a properly completed and duly executed Letter of Transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding unregistered notes pursuant to the exchange offer, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	you have no arrangements or understanding with any person to participate, and are not participating, in a “distribution,” as defined in the Securities Act, of the outstanding unregistered notes or the exchange notes;

•	you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Issuer, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a “distribution” of the exchange notes;

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding unregistered notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale or other transfer of such exchange notes (see “Plan of Distribution”);

•	you have full power and authority to tender, exchange, sell, assign and transfer the outstanding unregistered notes you are tendering, and we will acquire good, marketable and unencumbered title to such outstanding unregistered notes, free and clear of all security interests, liens, restrictions, charges and encumbrances or other obligations relating to their sale or transfer and not subject to any adverse claim when such outstanding unregistered notes are accepted by us; and

•	you are not acting on behalf of any person who, to your knowledge, could not truthfully make the foregoing representations.

The applicable Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the Letters of Transmittal and the instructions to the Letters of Transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding unregistered notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding unregistered notes not properly tendered or if acceptance of such outstanding unregistered notes might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any tender of any particular outstanding unregistered notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding unregistered notes for exchange must be cured within such reasonable period of time as we determine. Neither we nor the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding unregistered notes for exchange, nor will we or any of them incur any liability for any failure to give notification. Any outstanding unregistered notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the applicable Letter of Transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding unregistered notes at DTC, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of the outstanding unregistered notes by causing DTC to transfer those outstanding unregistered notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures for such transfer. To be timely, book-entry delivery of outstanding unregistered notes requires receipt of a book-entry confirmation prior to the expiration date. In addition, although delivery of outstanding unregistered notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the applicable Letter of Transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth below under the caption “—Exchange Agent” prior to the expiration date, or the guaranteed delivery procedure described below must be complied with. The term “agent’s message” means a message transmitted by DTC and received by the exchange agent and forming part of the book-entry confirmation of the electronic tender, that states that DTC has received an express acknowledgment from a participant in its ATOP that is tendering outstanding unregistered notes that are the subject of the book-entry confirmation that:

•	the participant has received and agrees to be bound by the terms of the Letter of Transmittal or, in the case of an agent’s message relating to guaranteed delivery, such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

Tender will not be deemed made until such documents are, or an agent’s message is, received by the exchange agent. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender your outstanding unregistered notes, but your outstanding unregistered notes are not immediately available or you cannot deliver your outstanding unregistered notes or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s ATOP prior to the expiration date, you may still tender if:

•	the tender is made through an “eligible institution”;

•	prior to the expiration date, the exchange agent receives from such eligible institution either: (i) a properly completed and duly executed Letter of Transmittal, or facsimile thereof, and notice of guaranteed delivery, by facsimile transmission, mail or hand delivery or (ii) a properly transmitted agent’s message and notice of guaranteed delivery that (a) sets forth your name and address, the certificate number(s) of such outstanding unregistered notes and the principal amount of outstanding unregistered notes tendered; (b) states that the tender is being made by that notice of guaranteed delivery and (c) guarantees that, within three New York Stock Exchange trading days after the expiration date, the outstanding unregistered notes or a book-entry confirmation, and any other documents required by the Letter of Transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificate(s) representing all tendered outstanding unregistered notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding unregistered notes into the exchange agent’s account at DTC, and all other documents required by Letter of Transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you did not receive one and you wish to tender your outstanding unregistered notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding unregistered notes at any time prior to 12:00 a.m. midnight, New York City time, at the end of the day on the expiration date. For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which may be by telegram, telex, facsimile or letter; or

•	you must comply with the appropriate procedures of DTC’s ATOP system;

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding unregistered notes to be withdrawn;

•	identify the outstanding unregistered notes to be withdrawn, including the certificate numbers and principal amount of the outstanding unregistered notes to be withdrawn; and

•	where certificates for outstanding unregistered notes have been transmitted, specify the name in which such outstanding unregistered notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding unregistered notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution (unless you are an eligible institution).

If outstanding unregistered notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the applicable book-entry transfer facility to be credited with the withdrawn outstanding unregistered notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding unregistered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding unregistered notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding unregistered notes will be credited to an account at the applicable book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn outstanding unregistered notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Unregistered Notes” above at any time on or prior to the expiration date.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. Wells Fargo Bank, National Association also acts as trustee under the Indenture. You should direct all executed Letters of Transmittal and all questions and requests for assistance with respect to tendering procedures, requests for additional copies of this prospectus or of the Letters of Transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail, Hand or Overnight Delivery:	By Facsimile:

BondHolder Communications Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402	(612) 667-6282 For Information or Confirmation by Telephone: (800) 344-5128 By Electronic Mail: bondholdercommunications@wellsfargo.com

If you deliver the Letter of Transmittal to an address other than the one set forth above or transmit instructions via facsimile other than as set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent’s reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding unregistered notes and for handling or tendering for such clients.

We have not retained any dealer manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding unregistered notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding unregistered notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding unregistered notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding unregistered notes tendered;

•	tendered outstanding unregistered notes are registered in the name of any person other than the person signing the Letter of Transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding unregistered notes pursuant to the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

If you do not exchange your outstanding unregistered notes for exchange notes pursuant to the exchange offer, your outstanding unregistered notes will remain subject to the restrictions on transfer of such outstanding unregistered notes as set forth in the legend printed on the outstanding unregistered notes as a consequence of the issuance of the outstanding unregistered notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act.

In general, you may not offer or sell your outstanding unregistered notes unless they are registered under the Securities Act or if the offer or sale is exempt from, or otherwise not subject to, registration under the Securities Act. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding unregistered notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding unregistered notes in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. We have no present plans to acquire any outstanding unregistered notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding unregistered notes.

DESCRIPTION OF NOTES

On March 27, 2017, we completed the private offering of $350,000,000 aggregate principal amount of 3.700% Senior Notes due 2022 (the “Outstanding Unregistered Notes”). As part of that offering, the Issuer, the Parent Guarantor and the initial purchasers of the Outstanding Unregistered Notes entered into a registration rights agreement pursuant to which we agreed, among other things, to exchange the Outstanding Unregistered Notes for new notes registered under the Securities Act of 1933, as amended (the “Securities Act”), with terms substantially identical to the terms of the Outstanding Unregistered Notes (the “Exchange Notes”).

The Issuer issued the Outstanding Unregistered Notes, and will issue the Exchange Notes, under an indenture dated March 27, 2017, as supplemented by a first supplemental indenture (such indenture, together with such supplemental indenture, the “Indenture”), among the Issuer, the Parent Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

Unless the context otherwise requires, references to the “notes” in this “Description of Notes” include the Outstanding Unregistered Notes and the Exchange Notes. Any Outstanding Unregistered Notes that remain outstanding after completion of the exchange offer, together with the Exchange Notes issued in such exchange offer, will be treated as a single class of securities under the Indenture. The terms of the Exchange Notes are substantially identical to the terms of the Outstanding Unregistered Notes, except that the Exchange Notes will not contain terms with respect to registration rights, additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions.

The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following “Description of Notes” is a summary of the material terms of the Indenture, the Parent Guarantee (as defined below) and the notes. You should read the Indenture and the notes for more details regarding our and the Parent Guarantor’s obligations and your rights with respect to the notes because they, and not this “Description of Notes,” define your rights as holders of the notes. In this “Description of Notes,” all references to “the Issuer,” “we,” “our” and “us” mean Genpact Luxembourg S.à r.l. only, and the term “Securities” refers to all securities issuable from time to time under the Indenture, including securities that may be issued after the issuance of the notes.

General

The notes will mature on April 1, 2022. Interest on the notes will accrue at the rate of 3.700% per annum. The interest rate payable on the notes will be subject to adjustment from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes as described in “—Interest Rate Adjustment.”

The notes are, and any Securities to be issued under the Indenture will be, our senior unsecured obligations and rank on the same basis with all of our other senior unsecured indebtedness from time to time outstanding. The Indenture does not limit the aggregate principal amount of Securities that may be issued under the Indenture. Without the consent of the holders, we may increase the aggregate principal amount of the notes in the future on the same terms and conditions (except for issuance date, issue price and, in some cases, the initial interest payment date) as the notes being offered hereby (“Additional Notes”). Additional Notes may only bear the same CUSIP number if they would be fungible for United States federal tax purposes with the existing notes.

If the maturity date of any notes falls on a day that is not a Business Day, payment of principal, premium, if any, and interest on such notes then due will be paid on the next Business Day. No interest on that payment will accrue from and after the maturity date. Payments of principal, premium, if any, and interest on the notes will be made by us through the Trustee to DTC. The Outstanding Unregistered Notes were, and the Exchange Notes will be, issued in the form of one or more fully registered global securities in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest

We will make interest payments on the notes at the annual rate of interest set forth above semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2018 with respect to the Exchange Notes, to the holders of record of the notes at the close of business on the March 15 or September 15 immediately preceding the related interest payment date. Interest on the Exchange Notes will accrue from the most recent date on which interest on the corresponding Outstanding Unregistered Notes has been paid to, but excluding, the first interest payment date of the Exchange Notes and then from and including the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date of the Exchange Notes, as the case may be. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date on the notes falls on a date that is not a Business Day, the related payment of interest shall be made on the next succeeding Business Day as if made on the date the payment was due, and no interest on such payment shall accrue for the period from and after such interest payment date to the date of such payment on the next succeeding Business Day.

Genpact Guarantee

The notes and the Issuer’s obligations under the Indenture are guaranteed on a senior unsecured basis by the Parent Guarantor (the “Parent Guarantee”). Pursuant to the Parent Guarantee, the Parent Guarantor fully and unconditionally guarantees to each holder of notes and the Trustee, on a senior unsecured basis, the full and prompt payment of principal, premium, if any, and interest on the notes, when and as the same become due and payable, whether at stated maturity, upon redemption, by declaration of acceleration or otherwise, as well as any other amounts due and owing under the Indenture.

Redemption

Optional Redemption

Except as otherwise described below, the notes are redeemable in whole at any time or in part from time to time, at our option, prior to the Par Call Date, at a redemption price as calculated by us equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon that would be due if the notes matured on the Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 30 basis points, plus accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

If we elect to redeem the notes on or after the Par Call Date, we will pay an amount equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notice of redemption will be mailed at least 10 but not more than 30 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. If fewer than all of the notes are to be redeemed at any time, not more than 45 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called shall be selected in accordance with the procedures of DTC. The Trustee shall have no obligation to calculate any redemption price or premium.

Redemption for Taxation Reasons

The Issuer may redeem the notes in whole, but not in part, at any time upon giving not less than 10 nor more than 30 days’ prior notice to the holders of the notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts (as defined below), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if we determine in good faith that, as a result of:

(1)	any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation; or

(2)	any amendment to, or change in an official application, administration or written interpretation of such laws, treaties, regulations or rulings (including by reason of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), a Payor (as defined below) is, or on the next interest payment date in respect of the notes would be, required to pay Additional Amounts with respect to the notes and such obligation cannot be avoided by taking reasonable measures available to the Payor (including making payment through a paying agent located in another jurisdiction and, in the case of the Parent Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer without the obligation to pay Additional Amounts). Such Change in Tax Law must be publicly announced and become effective on or after the Issue Date (or if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, such later date). The foregoing provisions shall apply mutatis mutandis to any successor Person, after such successor Person becomes a party to the Indenture, with respect to a Change in Tax Law occurring after the time such successor Person becomes a party to the Indenture.

Notwithstanding the foregoing, no such notice of redemption will be given earlier than 60 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts. Prior to the publication or mailing of any notice of redemption of notes pursuant to the foregoing, the Issuer will deliver to the Trustee (a) an Officer’s Certificate (as defined in the Indenture) stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to so redeem have been satisfied and that the obligation to pay Additional Amounts cannot be avoided by the Payor taking reasonable measures available to it and (b) a written opinion of an independent tax counsel of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and reasonably satisfactory to the Trustee (such approval not to be unreasonably withheld) to the effect that the Payor has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the holders.

Withholding Taxes

All payments made by or on behalf of the Issuer or by the Parent Guarantor under or with respect to the Parent Guarantee (each of us or the Parent Guarantor and, in each case, any successor thereof, making such payment, the “Payor”) in respect of the notes, will be made free and clear of, and without withholding or deduction for, or on account of, any present or future tax, duty, levy, assessment or other governmental charge, including any related interest, penalties or additions to tax (“Taxes”), unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1)	any jurisdiction from or through which payment is made by or on behalf of any Payor or any political subdivision or governmental authority thereof or therein having the power to tax (including the jurisdiction of the paying agent); or

(2)	any other jurisdiction in which a Payor is incorporated or organized, engaged in business for tax purposes or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1) and (2), a “Relevant Taxing Jurisdiction”), will at any time be required by law to be made from any payments made by or on behalf of any Payor or the paying agent with respect to any note or the Parent Guarantee, as applicable, including (without limitation) payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments, after such withholding or deduction (including any such withholding or deduction from such Additional Amounts), will not be less than the amounts that would have been received in respect of such payments on any such note or the Parent Guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1)	any Taxes, to the extent such Taxes would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, member, partner or shareholder of, or possessor of power over, the relevant holder, if the relevant holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including, being resident for tax purposes, or being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such note or the receipt of any payment or the exercise or enforcement of rights under such note or the Parent Guarantee or the Indenture;

(2)	any Taxes, to the extent such Taxes are imposed or withheld by reason of the failure by the holder or the beneficial owner of the note to comply with a reasonable written request of the Payor addressed to the holder or beneficial owner, after reasonable notice (at least 30 days before any such withholding or deduction would be payable), to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes, but, in each case, only to the extent the holder or beneficial owner is legally entitled to do so;

(3)	any Taxes, to the extent such Taxes are imposed as a result of the presentation of the note for more than 30 days after the later of the applicable payment date or the date the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);

(4)	any Taxes that are payable otherwise than by deduction or withholding from a payment with respect to the notes or the Parent Guarantee;

(5)	any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(6)	any Taxes imposed, deducted or withheld pursuant to section 1471(b) of the U.S. Internal Revenue Code or otherwise imposed pursuant to sections 1471 through 1474 of the U.S. Internal Revenue Code, in each case, as of the Issue Date (and any amended or successor version that is substantively comparable), any current or future regulations or agreements thereunder, official interpretations thereof or any law implementing an intergovernmental agreement relating thereto; or

(7)	any combination of the items (1) through (6) above.

In addition, no Additional Amounts shall be paid with respect to a holder who is a fiduciary or a partnership or any person other than the beneficial owner of the notes, to the extent that the beneficiary or settler with respect to such fiduciary, the member of such partnership or the beneficial owner would not have been entitled to Additional Amounts had such beneficiary, settler, member or beneficial owner held such notes directly.

The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law. The Payor will provide certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each relevant tax authority imposing such Taxes, or if such tax receipts are not available, certified copies of other reasonable evidence of such payments as soon as reasonably practicable. Such copies shall be made available to the holders upon reasonable request and will be made available at the offices of the paying agent.

If a Payor is obligated to pay Additional Amounts with respect to any payment made on any note, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information necessary to enable the paying agent to pay Additional Amounts on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 30 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable thereafter). The Trustee shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

Wherever in the Indenture, the notes or this “Description of Notes” there is mentioned, in any context:

(1)	the payment of principal;

(2)	interest; or

(3)	any other amount payable on or with respect to any of the notes,

such reference shall be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay and indemnify each holder for any present or future stamp, issue, registration, court or documentary taxes, or charges or similar levies (including any related interest or penalties with respect thereto) or any other excise or property taxes, charges or similar taxes (including any related penalties or interest with respect thereto) that arise in a Relevant Taxing Jurisdiction from the execution, delivery, issuance, enforcement or registration, or receipt of payments with respect to any of the notes, the Parent Guarantee, the Indenture or any other document referred to therein.

The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and any transfer by a holder or beneficial owner, and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is incorporated or organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any jurisdiction from or through which any payment under, or with respect to, the notes is made by or on behalf of such Person, or any political subdivision or taxing authority or agency thereof or therein.

Repurchase at the Option of Holders on Certain Changes of Control

If a Change of Control Repurchase Event with respect to the notes occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the transaction or event that constitutes or may constitute the Change of Control, we will mail a notice to each holder, with a copy to the Trustee, describing the transaction or event that constitutes or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice may, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

If holders of not less than 90% in aggregate principal amount of the outstanding notes tender and do not withdraw such notes in a repurchase offer and the Issuer, or any third party making a repurchase offer in lieu of the Issuer as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right, upon not less than 10 nor more than 30 days’ prior notice, given not more than 30 days following such purchase pursuant to the repurchase offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of redemption.

We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of our compliance with such securities laws or regulations.

On the Change of Control Repurchase Event payment date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered and not withdrawn; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered and not withdrawn the purchase price for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any such notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Notwithstanding the provisions under the caption “Modification,” the provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control Repurchase Event may be waived or modified prior to the occurrence of a Change of Control Repurchase Event with the written consent of the holders of a majority in principal amount of the notes then outstanding and affected by such waiver or modification.

We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise materially adversely affect our capital structure or credit ratings.

The Change of Control purchase feature of the notes may, in certain circumstances, make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Open Market Purchases

The Issuer or any of its affiliates may at any time and from time to time purchase notes in the open market or otherwise.

Sinking Fund

There is no provision for a sinking fund for any of the notes.

Ranking

The notes are unsecured and unsubordinated obligations of the Issuer and rank equally with all its other existing and future unsecured and unsubordinated indebtedness. The Parent Guarantee is the unsecured and unsubordinated obligation of the Parent Guarantor and ranks equally with all its other existing and future unsecured and unsubordinated indebtedness, including its guarantee of indebtedness under our senior credit facility.

The Parent Guarantor derives substantially all of its operating income from, and holds substantially all of its assets through, its Subsidiaries. The Issuer and the Parent Guarantor will depend on distributions of cash flow and earnings from the Parent Guarantor’s other Subsidiaries in order to meet their payment obligations under the notes and the Parent Guarantee, as applicable. These Subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under the notes or the Parent Guarantee, or to provide the Issuer or the Parent Guarantor with funds for their payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the notes and the Parent Guarantee are structurally subordinated to the liabilities of the Parent Guarantor’s other Subsidiaries, including trade payables and, in the case of certain Subsidiaries, their guarantees of indebtedness under our senior credit facility. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of these Subsidiaries to make payments or other distributions to the Issuer and the Parent Guarantor, and these Subsidiaries could agree to contractual restrictions on their ability to make distributions. As of December 31, 2017, the Parent Guarantor’s Subsidiaries other than the Issuer had approximately $1.66 billion of liabilities, excluding intercompany loans and including indebtedness under our senior credit facility and trade payables. Our total consolidated indebtedness, as of December 31, 2017, was approximately $1,215.9 million, all of which was unsecured.

Interest Rate Adjustment

The interest rate payable on the notes is subject to adjustment from time to time if either Moody’s or S&P or, if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected pursuant to the definition of “Rating Agency” below (a “substitute rating agency”), downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes, in the manner described below.

If the rating assigned by Moody’s (or any substitute rating agency therefor) to the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the sum of the interest rate payable on the notes on the Issue Date plus the percentage set forth opposite the applicable rating in the table below (plus, if applicable, the percentage set forth opposite the applicable rating in the table under “S&P Rating Percentage”):

Moody’s Rating* Percentage

Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If the rating assigned by S&P (or any substitute rating agency therefor) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the sum of the interest rate payable on the notes on the Issue Date plus the percentage set forth opposite the applicable rating in the table below (plus, if applicable, the percentage set forth opposite the applicable rating in the table under “Moody’s Rating Percentage”):

S&P Rating* Percentage

BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If at any time the interest rate on the notes has been increased in accordance with the foregoing, and either Moody’s or S&P (or, in either case, a substitute rating agency therefor), as the case may be, subsequently upgrades its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the sum of the interest rate payable on the notes on the Issue Date plus the percentage set forth opposite the applicable ratings from the tables above in effect immediately following the upgrade in rating. If Moody’s (or any substitute rating agency therefor) subsequently upgrades its rating of the notes to Baa3 (or its equivalent, in the case of a substitute rating agency) or higher, and S&P (or any substitute rating agency therefor) upgrades its rating to BBB- (or its equivalent, in the case of a substitute rating agency) or higher, the interest rate on the notes will be decreased to the interest rate payable on the notes on the Issue Date (and if one such upgrade occurs and the other does not, the interest rate on the notes will be decreased so that it does not reflect any increase in the interest rate attributable to the upgrading Rating Agency). In addition, the interest rate on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by either or both Rating Agencies) if the notes become rated Baa1 and BBB+ (or, in either case, the equivalent thereof, in the case of a substitute rating agency) or higher by Moody’s and S&P (or, in either case, a substitute rating agency therefor), respectively (or one of these ratings if the notes are only rated by one Rating Agency).

Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a substitute rating agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the Issue Date or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the Issue Date.

No adjustments to the interest rate of the notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the notes. If at any time Moody’s or S&P ceases to provide a rating of the notes, we will use our commercially reasonable efforts to obtain a rating of the notes from a substitute rating agency, if one exists, in which case, for purposes of determining any increase or decrease in the interest rate on the notes pursuant to the tables above, (a) such substitute rating agency will be substituted for the last Rating Agency to provide a rating of the notes but which has since ceased to provide such rating, (b) the relative rating scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an Independent Investment Banker and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute rating agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the notes will increase or decrease, as the case may be, such that the interest rate equals the sum of the interest rate payable on the notes on the Issue Date plus the appropriate percentage, if any, set forth opposite the deemed equivalent rating from such substitute rating agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating, if any, by the other Rating Agency).

For so long as only one Rating Agency provides a rating of the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a downgrade or upgrade in the rating by the applicable Rating Agency shall be twice the applicable percentage set forth in the applicable table above. For so long as neither Moody’s nor S&P (nor, in either case, a substitute rating agency therefor) provides a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the Issue Date.

Any interest rate increase or decrease described above will take effect from the first interest payment date following the date on which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment date following the date on which a rating change occurs. If Moody’s or S&P (or, in either case, a substitute rating agency therefor) changes its rating of the notes more than once prior to any particular interest payment date, the last change by such Rating Agency prior to such interest payment date will control for purposes of any interest rate increase or decrease with respect to the notes described above relating to such Rating Agency’s action. If the interest rate payable on the notes is increased as described above, the term “interest,” as used with respect to the notes, will be deemed to include any such additional interest unless the context otherwise requires.

Certain Covenants

Limitations on Liens

Neither the Issuer nor the Parent Guarantor will issue, incur, create, assume or guarantee, and will not permit any Restricted Subsidiary to issue, incur, create, assume or guarantee, any Secured Debt without in any such case providing concurrently with the issuance, incurrence, creation, assumption or guarantee of any such Secured Debt, or the grant of a Mortgage with respect to any such indebtedness, that the notes (together with, if the Issuer shall so determine, any other indebtedness of or guarantee by the Issuer, the Parent Guarantor or such Restricted Subsidiary ranking equally with the notes and then existing or thereafter created) shall be secured equally and ratably with (or, at the option of the Issuer, prior to) such Secured Debt. The foregoing restriction with respect to Secured Debt, however, will not apply to:

(1)	Mortgages on property existing at the time of acquisition thereof by the Issuer, the Parent Guarantor or any Subsidiary, whether or not assumed, provided that such Mortgages were in existence prior to the contemplation of such acquisition;

(2)	Mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary, provided that such Mortgages are not incurred in anticipation of such corporation becoming a Restricted Subsidiary (which may include property previously leased by the Issuer, the Parent Guarantor or a Subsidiary and leasehold interests thereon, provided that the lease terminates prior to or upon the acquisition);

(3)	Mortgages on property, shares of stock or indebtedness existing at the time of acquisition thereof by the Issuer, the Parent Guarantor or a Restricted Subsidiary (including leases) or Mortgages thereon to secure the payment of all or any part of the purchase price thereof, or Mortgages on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of or within 12 months after the latest of the acquisition thereof or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements;

(4)	Mortgages to secure indebtedness owing to the Issuer, the Parent Guarantor or a Restricted Subsidiary;

(5)	Mortgages existing at the Issue Date;

(6)	Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Issuer, the Parent Guarantor or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Issuer, the Parent Guarantor or a Restricted Subsidiary, provided that such Mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;

(7)	Mortgages in favor of the United States or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any State, territory or possession thereof (or the District of Columbia), (i) to secure partial, progress, advance or other payments pursuant to any contract or statute, (ii) to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price of the cost of constructing, repairing or improving the property subject to such Mortgages or (iii) to secure taxes, assessments or other governmental charges or levies which are not yet due and payable or are payable without penalty or of which amount, applicability or validity is being contested by the Issuer, the Parent Guarantor or any Restricted Subsidiary in good faith by appropriate proceedings and the Issuer, the Parent Guarantor or such Restricted Subsidiary shall have set aside in its books reserves which it deems to be adequate with respect thereto (segregated to the extent required by generally accepted accounting principles);

(8)	Mortgages created in connection with the acquisition of assets or a project financed with, and created to secure, a Nonrecourse Obligation; and

(9)	extensions, renewals, refinancings or replacements of any Mortgage referred to in the foregoing clauses (1), (2), (3), (4), (5), (6), (7) or (8); provided, however, that any such Mortgages shall not extend to or cover any property of the Issuer, the Parent Guarantor or such Restricted Subsidiary, as the case may be, other than the property, if any, specified in such clause and improvements thereto; and provided, further, that any refinancing or replacement of any Mortgages permitted by the foregoing clause (7) or (8) shall be of the type referred to in such clause (7) or (8), as the case may be.

Notwithstanding the restrictions outlined in the immediately preceding paragraph, the Issuer, the Parent Guarantor and any Restricted Subsidiary will be permitted to issue, incur, create, assume or guarantee Secured Debt that would otherwise be subject to such restrictions, without equally and ratably securing the notes, provided that after giving effect thereto, the sum of the aggregate amount of all outstanding Secured Debt (not including Secured Debt permitted under any of clauses (1) through (9) above), plus the aggregate amount of outstanding Attributable Debt with respect to Sale and Lease-Back Transactions incurred pursuant to the second paragraph under “Limitations on Sale and Lease-Back Transactions,” does not exceed the greater of $290,000,000 and 10.0% of Consolidated Total Assets as most recently determined on or prior to such date.

Limitations on Sale and Lease-Back Transactions

Neither the Issuer nor the Parent Guarantor will, nor will they permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction, other than any such transaction involving a lease for a term of not more than three years or any such transaction solely between the Issuer, the Parent Guarantor and/or a Restricted Subsidiary or between Restricted Subsidiaries, unless: (1) the Issuer, the Parent Guarantor or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Mortgage on the assets involved in such transaction in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the notes as described above under “Limitations on Liens”; or (2) the Issuer or the Parent Guarantor shall apply an amount equal to the greater of the net proceeds of such sale and the Attributable Debt with respect to such Sale and Lease-Back Transaction within 365 days of such sale to either (or a combination of) the retirement (other than mandatory retirement, mandatory prepayment or sinking fund payment or by a payment at maturity) of debt for borrowed money of the Issuer, the Parent Guarantor or a Restricted Subsidiary that matures more than 12 months after such Sale and Lease-Back Transaction or the purchase, construction or development of other comparable property.

Notwithstanding the restrictions outlined in the immediately preceding paragraph, the Issuer, the Parent Guarantor and any Restricted Subsidiary will be permitted to enter into Sale and Lease-Back Transactions that would otherwise be subject to such restrictions, without applying the net proceeds of such transactions in the manner set forth in clause (2) of the preceding paragraph, provided that after giving effect thereto, the sum of the aggregate amount of outstanding Attributable Debt with respect to such Sale and Lease-Back Transactions, plus the aggregate amount of all outstanding Secured Debt not permitted by clauses (1) through (9) under “Limitations on Liens” above, does not exceed the greater of $290,000,000 and 10.0% of Consolidated Total Assets as most recently determined on or prior to such date.

Consolidation, Merger and Sale of Assets

Neither the Issuer nor the Parent Guarantor shall consolidate with or merge into any other Person (in a transaction in which the Issuer or the Parent Guarantor, as applicable, is not the surviving corporation) or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(1)	in case the Issuer or the Parent Guarantor shall consolidate with or merge into another Person (in a transaction in which the Issuer or the Parent Guarantor, as applicable, is not the surviving corporation) or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Issuer or the Parent Guarantor, as applicable, is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Issuer or the Parent Guarantor, as applicable, substantially as an entirety shall be a corporation, limited liability company, partnership, trust or other business entity, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia or Bermuda or any country which is, on the Issue Date, a member state of the European Union and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the notes and the performance or observance of every covenant of the Indenture on the part of the Issuer or the Parent Guarantor, as applicable, to be performed or observed by it in accordance with the Indenture;

(2)	immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(3)	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (as defined in the Indenture), each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

In the event that the Issuer or the Parent Guarantor consolidates with or merges into any other Person (in a transaction in which the Issuer or the Parent Guarantor, as applicable, is not the surviving corporation) or conveys, transfers or leases its properties or assets substantially as an entirety to any Person, and such Person complies with the requirements described above, the Issuer or the Parent Guarantor, as applicable, will be released and discharged from all of its obligations under the Indenture.

SEC Reports

The Indenture provides that any documents or reports that the Parent Guarantor is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be provided to the Trustee within 15 days after the same are filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by the Parent Guarantor with the SEC via the EDGAR system (or any successor thereto) will be deemed to be provided to the Trustee as of the time such documents are filed via EDGAR.

Events of Default

The Indenture defines an “Event of Default” with respect to the notes as being:

(1)	failure to pay principal of or any premium on the notes when due;

(2)	failure to pay any interest on the notes for 30 days when due;

(3)	failure to perform any other covenant in the Indenture, including the failure to make the required offer to purchase notes following a Change of Control Repurchase Event, if that failure continues for 60 days after we are given the notice required under the Indenture;

(4)	the Parent Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect (except as contemplated by the terms thereof), or the Parent Guarantor, or any person acting on its behalf, shall deny or disaffirm in writing the Parent Guarantee;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us or the Parent Guarantor (or the payment of which is guaranteed by us or the Parent Guarantor), whether such indebtedness or guarantee now exists or is created after the Issue Date, if that default:

•	is caused by a failure to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and after giving effect to applicable grace periods) of such indebtedness (a “Payment Default”); or

•	results in the acceleration of such indebtedness prior to its scheduled maturity,

and, in each case, the amount of any such indebtedness, together with the amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to $200.0 million or more; provided, however, that, if the default under the mortgage, indenture or instrument is cured by us or the Parent Guarantor, or waived by the holders of the indebtedness, in each case as permitted by the governing mortgage, indenture or instrument, then the Event of Default under the Indenture caused by such default will be deemed likewise to be cured or waived; or

(6)	bankruptcy, insolvency or reorganization of us or the Parent Guarantor.

If an Event of Default, other than an Event of Default described in clause (6) above, shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an Event of Default described in clause (6) above shall occur, the principal amount of all the notes will automatically become immediately due and payable.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding notes, under certain circumstances, may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived.

Other than the duty to act with the required care during an Event of Default, the Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the Trustee indemnity satisfactory to it. Generally, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

A holder will not have any right to institute any proceeding under the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture, unless:

(1)	the holder has previously given to the Trustee written notice of a continuing Event of Default;

(2)	the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered indemnity to the Trustee to institute the proceeding; and

(3)	the Trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding notes within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on the notes on or after the due date without following the procedures listed in (1) through (3) above.

We will furnish the Trustee with an annual statement by our officers as to whether or not we are in default in the performance of the Indenture and, if so, specifying all known defaults.

Modification

We and the Trustee may make modifications and amendments to the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Securities affected by the modification or amendment. We may also make modifications and amendments to the Indenture for the benefit of the holders, without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the Indenture;

•	adding covenants or Events of Default or providing for guarantees;

•	making certain changes to facilitate the issuance of the notes;

•	securing the notes;

•	providing for a successor Trustee;

•	curing any ambiguities or inconsistencies or conforming any provision to this “Description of Notes”;

•	qualifying the Indenture under the Trust Indenture Act; and

•	other changes specified in the Indenture.

However, neither we nor the Trustee may make any modification or amendment without the consent of the holder of each outstanding note affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of, or the timing of any payment of principal, premium or installment of interest with respect to, such note;

•	reduce the principal, premium, if any, or interest on such note;

•	reduce the principal of such note payable on acceleration of maturity;

•	change the place of payment or the currency in which such note is payable;

•	impair the right to sue for any payment after the stated maturity or redemption date; or

•	change the provisions of the Indenture that relate to modifying or amending the Indenture.

Waivers Under the Indenture

Under the Indenture, the holders of a majority in aggregate principal amount of the outstanding notes may on behalf of all holders:

•	waive our compliance with certain covenants of the Indenture; and

•	waive any past default under the Indenture, except (1) a default in the payment of the principal of, or any premium or interest on, the notes, and (2) a default under any provision of the Indenture which itself cannot be modified without the consent of the holders of each affected note.

Defeasance and Discharge

We may be discharged from our obligations on the notes, and the Parent Guarantor will be released from the Parent Guarantee, if we deposit enough money with the Trustee to pay all the principal, interest and any premium due to the stated maturity date of the notes.

The Indenture contains a provision that permits us to elect either or both of the following:

•	to be discharged from all of our obligations, subject to limited exceptions, with respect to the notes and the Parent Guarantee then outstanding; and

•	to be released from our obligations under the following covenants and from the consequences of an Event of Default resulting from a breach of these and a number of other covenants:

(1)	the limitations on Sale and Lease-Back Transactions under the Indenture;

(2)	the limitations on liens under the Indenture; and

(3)	covenants as to payment of taxes and maintenance of properties.

To make either of the above elections, we must deposit in trust with the Trustee enough money to pay in full the principal, interest and premium on the notes to be defeased. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the Trustee an Opinion of Counsel that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the action.

If any of the above events occurs, the holders of the notes will not be entitled to the benefits of the Indenture or the Parent Guarantee, except for payment of all amounts due and payable, and replacement of lost, stolen or mutilated notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of the Parent Guarantor or any Subsidiary (other than the Parent Guarantor itself) will have any liability for any obligations under the notes, the Parent Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the notes are governed by, and construed under, the laws of the State of New York. For the avoidance of doubt, articles 470-1 to 470-19 of the Luxembourg act dated 10 august 1915 on commercial companies, as amended, will not be applicable to the notes.

Luxembourg Law Considerations

Neither Luxembourg law nor the Updated and Consolidated Articles of Association of the Issuer impose any applicable limitations on the right of nonresident or foreign owners to hold or vote the notes.

Bermuda Law Considerations

As an exempted company incorporated under the laws of Bermuda, the Parent Guarantor is subject to Bermuda corporate and insolvency laws under which secured creditors could be paid in priority to the claims of holders of the notes. The issuance of the Parent Guarantee may be void under Bermuda law:

•	following a successful application made by a liquidator appointed in respect of the Parent Guarantor to the Bermuda courts (the “Bermuda Court”) for an order that the Parent Guarantee be void on the grounds that the issuance of the Parent Guarantee constituted a fraudulent preference. A fraudulent preference includes an obligation incurred by a company in favor of a creditor within six months prior to the commencement of a liquidation at a time when the company is unable to pay its debts as they become due and for the dominant intention of preferring a particular creditor that benefits from the act over other creditors in a liquidation; or

•	following a successful application made by an eligible creditor (within the meaning of section 36C of the Conveyancing Act 1983) for an order that the Parent Guarantee be void on the grounds that it constituted a fraudulent conveyance. A fraudulent conveyance consists of a transfer of property at an undervalue which was made with the dominant intention of putting property beyond the reach of the company’s creditors. Pursuant to the Conveyancing Act 1983, the right of an eligible creditor prejudiced by an undervalued disposition made by the Parent Guarantor with the intention of placing the disposed property beyond the reach of its creditors is independent of the solvency or liquidation of the Parent Guarantor at the time of making the disposition.

In the case of a fraudulent preference, in order to determine whether a company is insolvent under Bermuda law, the Bermuda Court must establish that the company is “unable to pay its debts.” A Bermuda Court will determine a company’s insolvency on a cash flow rather than a balance sheet basis.

Regarding the Trustee

Wells Fargo Bank, National Association is the Trustee, registrar and paying agent under the Indenture. Wells Fargo Bank, National Association has performed and will perform other services for the Parent Guarantor and certain of its Subsidiaries in the normal course of its business.

Payment and Paying Agents

We will make payments on the notes in U.S. dollars at the office of the Trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holders’ registered addresses or, with respect to global notes, by wire transfer. We will make interest payments to the person in whose name the note is registered at the close of business on the record date for the interest payment.

We have designated the Trustee as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent will repay to us on our written request any funds they hold for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Listing

We intend to apply for the listing and quotation of the notes on the                . If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time.

Registration and Transfer

Holders may present registered notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer when it is satisfied with the documents of title and identity of the person making the request.

We will appoint the Trustee as security registrar for the notes. We may at any time designate additional transfer agents for the notes or rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers in each place of payment. No service charge will be made for any registration of transfer of those securities. We or the Trustee may, however, require the payment of any tax or other governmental charge payable for that registration.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer of any note:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the note for redemption in whole or in part, except the unredeemed portion of any note being redeemed in part.

Certain Definitions

“Attributable Debt” means, in respect of a Sale and Lease-Back Transaction, at the time of determination, the lesser of: (a) the fair value of such property (as determined in good faith by the Board of Directors) and (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Securities of each series outstanding pursuant to the Indenture, compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and the net amount determined assuming no such termination.

“Below Investment Grade Rating Event” means the rating on the notes is lowered by each of the Rating Agencies, and the notes are rated below Investment Grade by each of the Rating Agencies, within 60 days from the earlier of (1) the date of the public notice of an arrangement that could result in a Change of Control and (2) the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Board of Directors” means either the Board of Directors of the Parent Guarantor or any duly authorized committee empowered by that board or the executive committee thereof to act with respect to the Indenture.

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the

Parent Guarantor and its Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than the Issuer or one of its wholly owned Subsidiaries;

(2)	the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Parent Guarantor’s Voting Stock, measured by voting power rather than number of shares;

(3)	the Parent Guarantor ceases to own, directly or indirectly, 100% of the issued and outstanding Voting Stock of the Issuer;

(4)	the Parent Guarantor consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Parent Guarantor, in any such event pursuant to a transaction in which any of the Parent Guarantor’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Parent Guarantor’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction; or

(5)	the adoption by the holders of the Parent Guarantor’s Voting Stock of a plan providing for the Parent Guarantor’s liquidation or dissolution.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected, in accordance with customary financial practice, by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes (assuming for this purpose that the notes matured on the Par Call Date) to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, (2) if the Issuer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Consolidated Total Assets” means, as at any date, the total assets of the Parent Guarantor and its Subsidiaries (determined on a consolidated basis without duplication in accordance with generally accepted accounting principles) that would be shown as total assets on a consolidated balance sheet of Parent Guarantor and its Subsidiaries after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Independent Investment Banker” means one of the Reference Treasury Dealers, or their respective successors, that we appoint to act as the Independent Investment Banker from time to time.

“Issue Date” means March 27, 2017, the date on which the Outstanding Unregistered Notes were issued under the Indenture.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Services Inc. and its successors.

“Mortgage” means a mortgage, security interest, pledge, lien, charge or other encumbrance.

“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (i) the acquisition of assets not previously owned by the Issuer, the Parent Guarantor or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties of the Issuer, the Parent Guarantor or any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Issuer, the Parent Guarantor or any Restricted Subsidiary or any assets of the Issuer, the Parent Guarantor or any Restricted Subsidiary other than the assets that were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Par Call Date” means March 1, 2022 (the date that is one month prior to the maturity date of the notes).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of any kind.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and one additional dealer in U.S. Government securities selected by us (each a “Primary Treasury Dealer”) and their respective successors which we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Restricted Subsidiary” means any Subsidiary that owns any assets of the Parent Guarantor; provided, however, that the term “Restricted Subsidiary” shall not include any Subsidiary that is principally engaged in financing receivables.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and its successors.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Issuer, the Parent Guarantor or any Restricted Subsidiary of any assets that have been or are to be sold or transferred by the Issuer, the Parent Guarantor or such Restricted Subsidiary to such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Debt” means any debt for borrowed money secured by a Mortgage upon any assets of the Issuer, the Parent Guarantor or any Restricted Subsidiary.

“Subsidiary” means a corporation, association, partnership or other business entity of which more than 50% of the total voting power is at the time owned, directly or indirectly, by the Parent Guarantor or by one or more other Subsidiaries, or by the Parent Guarantor and one or more other Subsidiaries, and the accounts of which are consolidated with those of the Parent Guarantor in its most recent consolidated financial statements in accordance with generally accepted accounting principles.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Voting Stock” means, with respect to any Person as of any date, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Book-Entry System

The notes will be represented by global notes in definitive, fully registered form, without interest coupons (collectively, the “Global Notes”).

Upon issuance, the Global Notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants; and

•	ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form (“Certificated Notes”) except in the limited circumstances described below.

DTC, Clearstream and Euroclear

The following description of the operations and procedures of DTC, Clearstream and Euroclear are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We expect that, pursuant to procedures established by DTC:

•	upon deposit of the Global Notes, DTC will credit the accounts of DTC participants with portions of the principal amount of the Global Notes; and

•	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the DTC participants) or by the DTC participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of DTC participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Parent Guarantor, the Trustee nor any agent of ours, the Parent Guarantor or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We expect that, under DTC’s current practice, at the due date of any payment in respect of Securities such as the notes, DTC will credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the DTC participants and the indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices and will be the responsibility of the DTC participants or the indirect participants and will not be the responsibility of DTC, the Trustee, the Parent Guarantor or us. Neither we, the Parent Guarantor nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we, the Parent Guarantor and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, the Parent Guarantor, the Trustee or any of our or its respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

We will issue Certificated Notes upon surrender by DTC of the Global Notes if:

(1)	DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event we fail to appoint a successor depositary within 90 days;

(2)	there has occurred and is continuing an event of default and DTC notifies the Trustee of its decision to exchange the Global Notes for Certificated Notes; or

(3)	we determine not to have the notes represented by Global Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Neither we, the Parent Guarantor nor the Trustee will be liable for any delay by DTC or its nominee in identifying the holders of beneficial interests in the Global Notes, and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Certificated Notes to be issued).

MATERIAL LUXEMBOURG, BERMUDA AND U.S. FEDERAL INCOME TAX CONSEQUENCES

Material Luxembourg Tax Consequences

The following information is of a general nature only and is based on the laws presently in force in Luxembourg, though it is not intended to be, nor should it be construed to be, legal or tax advice. Prospective investors in the Exchange Notes should therefore consult their own professional advisers as to the effects of state, local or foreign laws, including Luxembourg tax law, to which they may be subject.

Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature, or to any other concepts, refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg income tax encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi) as well as personal income tax (impôt sur le revenu) generally. Investors may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income taxes, municipal business tax, as well as the solidarity surcharge invariably apply to most corporate taxpayers resident in Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Taxation of the Holders of Exchange Notes

Withholding Tax

(a)	Non-resident holders of Exchange Notes

Under Luxembourg general tax laws currently in force, there is no withholding tax on payments of principal, premium or interest made to non-resident holders of Exchange Notes, nor on accrued but unpaid interest in respect of the Exchange Notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the Exchange Notes held by non-resident holders of Exchange Notes.

(b)	Resident holders of Exchange Notes

Under Luxembourg general tax laws currently in force and subject to the law of 23 December 2005, as amended (the “Relibi Law”), there is no withholding tax on payments of principal, premium or interest made to Luxembourg resident holders of Exchange Notes, nor on accrued but unpaid interest in respect of Exchange Notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of Exchange Notes held by Luxembourg resident holders of Exchange Notes.

Under the Relibi Law, payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to an individual beneficial owner who is a resident of Luxembourg will be subject to a withholding tax of 20%. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payment of interest under the Exchange Notes coming within the scope of the Relibi Law will be subject to a withholding tax at a rate of 20%.

Income Taxation

(a)	Non-resident holders of Exchange Notes

A non-resident holder of Exchange Notes, not having a permanent establishment or permanent representative in Luxembourg to which/whom such Exchange Notes are attributable, is not subject to

Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under the Exchange Notes. A gain realized by such non-resident holder of Exchange Notes on the sale or disposal, in any form whatsoever, of the Exchange Notes is further not subject to Luxembourg income tax.

A non-resident corporate holder of Exchange Notes or an individual holder of Exchange Notes acting in the course of the management of a professional or business undertaking, who has a permanent establishment or permanent representative in Luxembourg to which or to whom such Exchange Notes are attributable, is subject to Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under the Exchange Notes and on any gains realized upon the sale or disposal, in any form whatsoever, of the Exchange Notes.

(b)	Resident holders of Exchange Notes

Holders of Exchange Notes who are residents of Luxembourg will not be liable for any Luxembourg income tax on repayment of principal.

(c)	Luxembourg resident corporate holder of Exchange Notes

A corporate holder of Exchange Notes must include any interest accrued or received, any redemption premium or issue discount, as well as any gain realized on the sale or disposal, in any form whatsoever, of the Exchange Notes, in its taxable income for Luxembourg income tax assessment purposes.

A corporate holder of Exchange Notes that is governed by the law of 11 May 2007 on family estate management companies, as amended, or by the law of 17 December 2010 on undertakings for collective investment, as amended, by the law of 13 February 2007 on specialized investment funds, as amended, or by the law of 23 July 2016 on reserved alternative investment funds and which does not fall under the special tax regime set out in article 48 thereof is neither subject to Luxembourg income tax in respect of interest accrued or received, any redemption premium or issue discount, nor on gains realized on the sale or disposal, in any form whatsoever, of the Exchange Notes.

(d)	Luxembourg resident individual holder of Exchange Notes

An individual holder of Exchange Notes, acting in the course of the management of his/her private wealth, is subject to Luxembourg income tax at progressive rates in respect of interest received, redemption premiums or issue discounts, under the Exchange Notes, except if (i) withholding tax has been levied on such payments in accordance with the Relibi Law, or (ii) the individual holder of the Notes has opted for the application of a 20% tax in full discharge of income tax in accordance with the Relibi Law, which applies if a payment of interest has been made or ascribed by a paying agent established in a EU Member State (other than Luxembourg), or in a Member State of the European Economic Area (other than a EU Member State). A gain realized by an individual holder of Exchange Notes, acting in the course of the management of his/her private wealth, upon the sale or disposal, in any form whatsoever, of Exchange Notes is not subject to Luxembourg income tax, provided this sale or disposal took place more than six months after the Exchange Notes were acquired. However, any portion of such gain corresponding to accrued but unpaid interest income is subject to Luxembourg income tax, except if tax has been levied on such interest in accordance with the Relibi Law.

An individual holder of Exchange Notes acting in the course of the management of a professional or business undertaking must include this interest in its taxable basis. If applicable, the tax levied in accordance with the Relibi Law will be credited against his/her final tax liability.

Net Wealth Taxation

A corporate holder of Exchange Notes, whether it is a resident of Luxembourg for tax purposes or, if not, it maintains a permanent establishment or a permanent representative in Luxembourg to which/whom such

Exchange Notes are attributable, is subject to Luxembourg wealth tax on such Exchange Notes, except if the holder of Exchange Notes is governed by the law of 11 May 2007 on family estate management companies, as amended, by the law of 17 December 2010 on undertakings for collective investment, as amended, by the law of 13 February 2007 on specialized investment funds, as amended, by the law of 23 July 2016 on reserved alternative investment funds, or is a securitization company governed by the law of 22 March 2004 on securitization, as amended, or is a capital company governed by the law of 15 June 2004 on venture capital vehicles, as amended.1

An individual holder of Exchange Notes, whether he/she is a resident of Luxembourg or not, is not subject to Luxembourg wealth tax on such Exchange Notes.

Other Taxes

In principle, neither the issuance nor the transfer, repurchase or redemption of Exchange Notes will give rise to any Luxembourg registration tax or similar taxes.

However, a fixed or ad valorem registration duty may be due upon the registration of the Exchange Notes in Luxembourg in the case where the Exchange Notes are physically attached to a public deed or to any other document subject to mandatory registration, as well as in the case of a registration of the Exchange Notes on a voluntary basis.

Where a holder of Exchange Notes is a resident of Luxembourg for tax purposes at the time of his/her death, the Exchange Notes are included in his/her taxable estate for inheritance tax assessment purposes.

Gift tax may be due on a gift or donation of Exchange Notes if embodied in a Luxembourg deed passed in front of a Luxembourg notary or recorded in Luxembourg.

Material Bermuda Tax Consequences

Under current law, no income or withholding taxes are imposed in Bermuda upon the issue, transfer or sale, or payments made in respect of the debt securities of a Bermuda exempted company or guarantees thereof issued in relation to a Bermuda exempted company or guarantees issued by a Bermuda exempted company in relation to foreign issue debt securities. We have received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to us or any of our operations, nor to our common shares nor to our obligations until March 31, 2035. This undertaking does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda.

Material U.S. Federal Income Tax Consequences

The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding unregistered note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding unregistered note immediately before the exchange.

[1]	Note, however, that securitization companies governed by the law of 22 March 2004 on securitization, as amended, or capital companies governed by the law of 15 June 2004 on venture capital vehicles, as amended, or reserved alternative investment funds governed by the law of 23 July 2016 and which fall under the special tax regime set out under article 48 thereof may, under certain conditions, be subject to minimum net wealth tax.

Persons considering the exchange of outstanding unregistered notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences of the exchange in light of their particular situations as well as any non-United States federal income tax consequences of the exchange, such as United States federal estate, state, local and foreign tax consequences.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding unregistered notes where such outstanding unregistered notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

The Issuer will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a “distribution” of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, the Issuer will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuer has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding unregistered notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding unregistered notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Luxembourg

This prospectus has not been approved by and will not be submitted for approval to (i) the Luxembourg financial sector regulator (the Commission de surveillance du secteur financier) for the purposes of a public offering or sale in Luxembourg of the exchange notes or admission to the official list of the Luxembourg Stock Exchange (“LuxSE”) and trading on the LuxSE’s regulated market of the exchange notes or to (ii) the LuxSE for the purposes of admitting the exchange notes to the official list of the LuxSE and trading on the LuxSE’s Euro MTF market (the “Euro MTF Market”). Accordingly, the exchange notes may not be offered or sold to the public in Luxembourg, directly or indirectly, or listed or traded on the LuxSE’s regulated market or the Euro MTF Market, and neither this prospectus nor any other circular, prospectus, form of application, advertisement or other material may be distributed, or otherwise made available in or from, or published in, Luxembourg except in circumstances which do not constitute a public offer of securities to the public subject to prospectus requirements in accordance with the Luxembourg act of July 10, 2005, on prospectuses for securities, as amended.

LEGAL MATTERS

Certain legal matters with respect to the validity of the exchange notes and the guarantee thereof offered hereby relating to: (i) New York law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York, (ii) Luxembourg law will be passed upon for us by Allen & Overy, société en commandite simple (inscrite au barreau de Luxembourg), our Luxembourg counsel, and (iii) Bermuda law will be passed upon for us by Appleby (Bermuda) Limited, our Bermuda counsel.

EXPERTS

The consolidated financial statements of Genpact Limited and subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017 certain acquired businesses associated with total assets of $278,569 thousands (of which $258,432 thousands represent goodwill and intangible assets included within the scope of the assessment) and total revenues of $94,456 thousands included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017, and that our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of these acquired businesses.

CERTAIN INSOLVENCY LAW CONSIDERATIONS

Luxembourg

The insolvency laws of Luxembourg may not be as favorable to holders of exchange notes as insolvency laws of other jurisdictions with which investors may be familiar. The Issuer is organized and has (i) its central administration for the purposes of the Luxembourg act dated 10 August 1915 on commercial companies, as amended (the “Companies Act 1915”), and (ii) its center of main interests (centre des intérêts principaux), for the purposes of the Council Regulation (EU) 2015/848 of the European Parliament and of the Council of May 20, 2015 on insolvency proceedings (recast), as amended (the “EU Insolvency Regulation”), in Luxembourg. Accordingly, insolvency proceedings affecting the Issuer would be governed by Luxembourg insolvency laws. The following is a brief description of the key features of Luxembourg insolvency proceedings and certain aspects of insolvency laws in the Luxembourg as they may apply in respect of the Issuer.

The following is a brief description of the key features of Luxembourg insolvency proceedings and certain aspects of insolvency laws in the Luxembourg as they may apply in respect of the Issuer.

Luxembourg Insolvency Proceedings

Under Luxembourg insolvency laws, the following types of proceedings (together referred to as “Insolvency Proceedings”) may be opened against the Issuer to the extent that it its center of main interests (centre des intérêts principaux), for the purposes of the EU Insolvency Regulation, and central administration (administration centrale) in Luxembourg:

(1)	bankruptcy proceedings (faillite);

(2)	controlled management proceedings (gestion contrôlée); and

(3)	composition proceedings (concordat préventif de la faillite).

In addition to these Insolvency Proceedings, the ability of the holders of the exchange notes to receive payment on the exchange notes may be affected by a decision of the Commercial District Court (Tribunal d’arrondissement siégeant en matière commerciale) granting suspension of payments (sursis de paiements) or putting the Issuer into judicial liquidation (liquidation judiciaire).

Bankruptcy Proceedings (Faillite)

General Administration of Bankruptcy Proceedings

The opening of bankruptcy proceedings may be requested by the Issuer or by any of its creditors. Following such a request, the Commercial District Court having jurisdiction may open bankruptcy proceedings in the event that the Issuer (a) has ceased to make payments (cessation de paiements) and (b) has lost its commercial creditworthiness (ébranlement de crédit). If the Commercial District Court considers that these conditions are met, it may open bankruptcy proceedings on its own motion, absent a request made by the Issuer or a creditor.

If the Commercial District Court declares a company bankrupt, it will appoint one or more bankruptcy receivers (curateur(s)), depending on the complexity of the proceedings and a supervisory judge (juge-commissaire) to supervise the bankruptcy proceedings.

The period within which creditors must file their proof of claims (déclaration de créance) is specified in the judgment adjudicating the company bankrupt. Claims filed after such period may nevertheless be taken into account by the bankruptcy receiver subject to certain limitations as to distributable proceeds.

The bankruptcy receiver takes over the management and control of the Issuer in place of the managers. The bankruptcy receiver will realize the Issuer’s assets and distribute the proceeds to the Issuer’s creditors in accordance with the statutory order of payment and, if there are any funds left, to the bankrupt company’s shareholders. The bankruptcy receiver represents the Issuer as well as the creditors collectively (masse des créanciers).

The bankruptcy receiver will need to obtain from the Commercial District Court permission for certain acts, such as agreeing to a settlement of claims or deciding to pursue the business of the Issuer during the bankruptcy proceedings.

Bankruptcy is governed by public policy and rules, which generally delay the process and limit restructuring options of the group to which the bankrupt company belongs.

On closing of the bankruptcy proceedings, the bankrupt company will normally be dissolved.

Effects of Bankruptcy Proceedings

The main effect of bankruptcy proceedings is the suspension of all measures of enforcement against the Issuer, except, subject to certain limited exceptions, for secured creditors, and the payment of unsecured creditors of the Issuer in accordance with their rank upon the realization of the assets of the Issuer.

In principle, contracts of the bankrupt company are not automatically terminated on commencement of bankruptcy proceedings, save for contracts for which the identity or solvency of the company was crucial (intuitu personae agreements) for the other party. However, certain contracts are terminated automatically by law, such as employment contracts, unless expressly confirmed by the receiver. Contractual provisions purporting to terminate a contract upon bankruptcy are generally held as being valid. The receiver may choose to terminate contracts of the company subject to the rule of “exceptio non adimpleti contractus” and the creditors’ interest.

Unsecured claims of the Issuer (such as the Issuer’s liabilities under the Notes) will, in the event of a liquidation of the Issuer, only rank after (i) the cost of liquidation (including any debt incurred for the purpose of such liquidation) and (ii) the debts of the Issuer that are entitled to priority under Luxembourg law. Preferential debts under Luxembourg law include, inter alia:

(1)	certain amounts owed to the Luxembourg Revenue;

(2)	value-added tax and other taxes and duties owed to the Luxembourg Customs and Excise;

(3)	social security contributions; and

(4)	remuneration owed to employees.

Assets over which a security interest has been granted will in principle not be available for distribution to unsecured creditors of the Issuer (except after enforcement and to the extent a surplus is realized and subject to application of the relevant priority rules, liens and privileges arising mandatorily by law). During insolvency proceedings, all enforcement measures by unsecured creditors of the Issuer are suspended.

Luxembourg insolvency laws may also affect transactions entered into or payments made by the Issuer during the pre-bankruptcy hardening period (période suspecte) which is fixed by the Luxembourg court and dates back not more than six months as from the date on which the Luxembourg court formally adjudicates a company bankrupt, and, as for specific payments and transactions, during an additional period of ten days before the commencement of such period. In particular:

(1)

pursuant to article 445 of the Luxembourg code of commerce, some transactions (in particular, the granting of a security interest for antecedent debts, save in respect of financial collateral arrangements within the meaning of the Luxembourg law of August 5, 2005 on collateral arrangements, as amended (the “Collateral Act 2005”)), the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any means other than in cash or by bill of exchange (unless, arguably, that method of payment was agreed from inception), transactions without consideration or with substantially inadequate consideration entered into during the suspect period (or the ten days preceding it) must be set aside, if so requested by the bankruptcy receiver;

(2)	pursuant to article 446 of the Luxembourg code of commerce, payments made for matured debts as well as other transactions concluded for consideration during the suspect period are subject to setting aside by the Commercial District Court upon proceedings initiated by the bankruptcy receiver, if they were concluded with the knowledge of the bankrupt’s cessation of payments; and

(3)	pursuant to article 448 of the Luxembourg code of commerce and article 1167 of the Luxembourg civil code (action paulienne), the bankruptcy receiver (acting on behalf of the creditors) has the right to challenge any fraudulent payments and transactions, including the granting of security with an intent to defraud, made prior to the bankruptcy, without any time limit.

Controlled Management Proceedings (Gestion Contrôlée)

General Administration of Controlled Management Proceedings

The Issuer, which has lost its commercial creditworthiness (ébranlement de crédit) or which is not in a position to completely fulfil its obligations, can apply for the regime of controlled management in order either (i) to restructure its business or (ii) to realize its assets in good conditions. An application for controlled management can only be made by the Issuer.

The loss of commercial creditworthiness (ébranlement de crédit) is identical to the credit test applied in bankruptcy proceedings. As to the second criteria (that is, the case where a company is not in a position to completely fulfil its obligations), a broad view of the total situation of the Issuer is taken. Controlled management proceedings is only available for good-faith debtor.

Controlled management proceedings are rarely used as they are not often successful and generally lead to bankruptcy proceedings. They are occasionally applied to companies, in particular holding or finance companies, which are part of an international group and whose inability to meet obligations results from a default of group companies.

The proceedings are divided into three steps:

(1)	The Issuer must file an application with the Commercial District Court. The Commercial District Court can reject the application because (i) the Issuer has already been declared bankrupt or (ii) the evidence brought forward by the Issuer does not ensure the stabilization and the normal exercise of the Issuer’s business or improve the realization of the Issuer’s assets in better conditions. If the application is upheld at this stage, the Commercial District Court will appoint an investigating judge (juge délégué) to make a report on the overall situation of the Issuer.

(2)

Once the investigating judge has delivered a report, the Commercial District Court may (i) turn down the application on the ground that the proposals made by the applicant are unlikely to lead to the reorganization of the business or the realization of the assets in better conditions or (ii) appoint one or more administrators (commissaires) who will supervise the management of the assets of the Issuer. If the Commercial District Court ascertains that the Issuer is unable to pay its creditors (i.e., the Issuer has ceased its paiements (cessation de paiements)), it may set the date as from which the Issuer will be deemed to have been in such situation. Such date may be set up to six months prior to the filing of application for controlled management proceedings. However, bankruptcy may only be declared if the two conditions for bankruptcy are met (cessation of payment (cessation de paiements) and loss of commercial creditworthiness (ébranlement de crédit)), and if the application has been dismissed either before or after consideration of the report by the investigating judge or after the reorganization plan proposed by the administrators (commissaires) at the third step described below. The administrators will draw up the inventory of the assets as well as the financial situation of the Issuer. They are also in charge of the annual accounts of the Issuer. The administrators may also prescribe any act they consider to be in the interests of the applicant or its creditors. The administrators have to be convened to any meeting of the board of directors or of managers. They may attend all board meetings but have no voting rights. They have the right to convene such board meetings.

(3)	The administrators will draft a reorganization plan in respect of the applicant’s business or a plan for realization of the assets, within the deadlines set forth by the Commercial District Court. The plan shall equitably take into account all interests involved and will comply with the ranking of mortgages (hypothèques) and privileges (privilèges) as required by law, without taking into account any contractual clause regarding termination, penalties or acceleration. The administrators will notify the draft plan to the creditors, joint debtors and guarantors. Within 15 days of such notification or publication, the creditors will inform the Commercial District Court whether they agree or object to the draft plan. Any creditor who abstains will be considered as having adhered to the plan. The creditors, the company, the joint debtors and the guarantors may submit written observations to the Commercial District Court. The Commercial District Court may (i) approve the plan if a majority of the creditors representing, via their claims which have not been challenged by the administrators, at least half of the Issuer’s liabilities have agreed thereto or (ii) disagree with the plan proposed by the administrators even though a majority of the creditors representing, via their claims which have not been challenged by the administrators, at least half of the company’s liabilities have agreed to such plan, in which case the application for controlled management will be dismissed or (iii) ask the administrators to propose an amended plan (such amended plan will have to be submitted again to the creditors). The judgment approving the plan will be binding upon the company and its creditors, joint debtors and guarantors. The fees of the administrators will be fixed by the Commercial District Court and will be borne by the company. The administrators who at the same time are creditors of the applicant are not entitled to any fees.

Effects of Controlled Management Proceedings

As from the day of the appointment of the investigating judge and up to the final decision on the application for controlled management, any subsequent enforcement proceedings or acts, even if initiated by privileged creditors (including creditors who have the benefit of pledges (gages) and mortgages (hypothèques)) are stayed, save as provided for by the Collateral Act 2005. The Issuer may not enter into any act of disposition, mortgage and contract or accept any movable asset without the authorization of the investigating judge.

Once the administrators have been appointed, the Issuer may not carry out any act (including receiving funds, lending money, granting any security, or making any payment) without the prior authorization of the administrators. The administrators may bring any action before the Commercial District Court in order to have any act made in violation of the legislation governing the controlled management or in fraud of the creditors’ rights be set aside. Subject to the prior authorization of the Commercial District Court, they may bring an action (i) to have the directors, managers or the statutory auditor be held liable or (ii) if the Commercial District Court has declared the company to be in cessation of payments, to have certain payments, compensations or security interests be set aside (under certain conditions set forth in Articles 445 et seq. of the Luxembourg code of commerce).

Preventive Composition Proceedings (Concordat Préventif De La Faillite)

General Administration of Preventive Composition Proceedings

The Issuer may enter into preventive composition proceedings (concordat préventif de la faillite) in order to resolve its financial difficulties by entering into an agreement with its creditors, the purpose of which is to avoid bankruptcy.

Preventive composition proceedings may only be applied for by a company which is in financial difficulty. Similar to controlled management proceedings, the preventive composition proceedings are not available if the company has already been declared bankrupt by the Commercial District Court or if the company is acting in bad faith. The application for the preventive composition proceedings can only be made by the Issuer and must be supported by proposals of preventive composition.

The Commercial District Court will delegate to a delegated judge (juge délégué) the duty to verify, and to prepare a report on, the situation of the Issuer. Based on such report, the Commercial District Court will decide whether or not to pursue the preventive composition proceedings. If the Commercial District Court considers that the procedure should not be pursued, it will in the same judgment declare the bankruptcy of the company (which bankruptcy may also be declared during the preventive composition proceedings if the conditions for the composition proceedings are not met). If the Commercial District Court considers that the procedure may be pursued, it will set the place, date and hour of a meeting (assemblée concordataire) at which the creditors will be convened. The delegated judge will make its report at the assemblée concordataire.

The preventive composition may only be adopted if a majority of the creditors representing, by their unchallenged claims, three-quarters of the Issuer’s debt, has adhered to the proposal and if the preventive composition has been homologated by the Commercial District Court. Creditors benefiting from mortgages (hypothèques), privileges (privilèges) or pledges (gages) only have a deliberating voice in the operations of the concordat, if they renounce the benefit of their mortgages, privileges or pledges. The vote in favor of the concordat entails renunciation. The renunciation may be limited by the secured creditors to only a portion (but representing at least 50% in value) of their claims with corresponding voting rights.

The preventive composition has no effect on the claims secured by a mortgage, a privilege or a pledge and on claims by the tax authorities. If the application results in a preventive composition arrangement sanctioned by the Commercial District Court, the preventive composition could still either be annulled (if it has not been executed) or terminated (in case of fraud or bad faith of the company). In such scenarios, the Commercial District Court may adjudicate bankrupt the Issuer. The bankruptcy judgment can decide to set the date of cessation of payment to the date of the application for the preventive composition proceedings. If that date is less than six months prior to the bankruptcy judgment, the court can of course set the cessation of payment date at six months prior to its judgment.

Preventive composition proceedings are rarely used in practice since they are not binding upon secured creditors.

Effects of Preventive Composition Proceedings

The Issuer’s business activities continue during the preventive composition proceedings. While the preventive composition is being negotiated, the Issuer may not dispose of, or grant any security over, any assets without the approval of the delegated judge. Once the preventive composition has been agreed by the Commercial District Court, this restriction is lifted. However, the Issuer’s business activities will still be supervised by the delegated judge.

Except as provided for in Collateral Act 2005, while the preventive composition is being negotiated, unsecured creditors may not take action against the company to recover their claims. Secured creditors who do not participate in the preventive composition proceedings may take action against the Issuer to recover their claims and to enforce their security. Fraudulent transactions which took place before the date on which the Commercial District Court commenced preventive composition proceedings may be set aside (please see the bankruptcy proceedings section above).

Suspension of Payments Proceedings (Sursis De Paiements)

General Administration of a Suspension of Payments Proceedings

A suspension of payments (sursis de paiements) for commercial companies is different from the sursis de paiement proceedings available to banks and insurance companies. It can only be applied to a company which, as a result of extraordinary and unforeseeable events, has to temporarily cease its payments but which has on the basis of its balance sheet sufficient assets to pay all amounts due to its creditors. The suspension of payments may also be granted if the situation of the applicant, even though showing a loss, presents serious elements of reestablishment of the balance between its assets and its debts.

The purpose of the suspension of payments proceedings is to allow a business undertaking experiencing financial difficulties to suspend its payments for a limited time after a complex proceeding involving both the Commercial District Court and the Cour supérieure de justice and the approval by a majority of the creditors representing, by their claims, three-quarters of the company’s debts (excluding claims secured by privilege (privilège), mortgage (hypothèque) or pledge (gage)).

The suspension of payments is, however, not for general application, which is one of the main reasons it has lost its attractiveness. It only applies to those liabilities which have been assumed by the debtor prior to obtaining the suspension of payment and has no effect as far as taxes and other public charges or secured claims (by right of privilege, a mortgage or a pledge) are concerned.

Effects of Suspension of Payments Proceedings

During the suspension of payments, ordinary creditors cannot open enforcement proceedings against the Issuer or the Issuer’s assets. This stay on enforcement does not extend to preferred creditors, or to creditors which are secured by mortgages (hypothèques), pledges (gages) or financial collateral arrangements governed by the Collateral Act 2005. The Issuer continues to manage its own business under the supervision of a court-appointed administrator who must approve most of the transactions carried out by the Issuer.

When a suspension of payments ends, the stay on enforcement is terminated and the Issuer’s managers can run the business again.

Judicial Liquidation

Judicial liquidation proceedings may be opened at the request of the public prosecutor against companies pursuing an activity violating criminal laws or that are in serious violation of the Luxembourg commercial code or of the Luxembourg law dated August 10, 1915 on commercial companies, as amended (the Companies Act 1915).

The management of such judicial liquidation proceedings will generally follow similar rules as those applicable to bankruptcy proceedings.

Genpact Luxembourg S.à r.l.

Genpact Limited

Offer to Exchange

3.700% Senior Notes due 2022

Subject to completion, dated June 4, 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Luxembourg Registrant

Genpact Luxembourg S.à r.l. is a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register under number B131149.

The indemnification of managers of Luxembourg companies is not expressly regulated under Luxembourg law. The contractual relationship between a Luxembourg company and its managers is governed by the general rules of agency, and managers assume, by reason of their position, no personal liability in relation to any commitment validly made by them in the name of the Company, to the extent such commitment is in compliance with the articles of association of the company and the applicable provisions of Luxembourg law.

The Updated and Consolidated Articles of Association of Genpact Luxembourg S.à r.l. do not contain any indemnification provisions with respect to its managers.

The three managers of class B of Genpact Luxembourg S.à r.l. have each entered into an agency agreement with Genpact Limited pursuant to which Genpact Limited covenants that it will at all times indemnify and keep indemnified the relevant three managers of class B of Genpact Luxembourg S.à r.l. against all actions, suits, proceedings, claims demands, costs, charges and expenses whatsoever which may be made, taken or instituted against any of the three managers of class B or which may be incurred or become payable by any of the three managers of class B in connection with or arising out of any of the three managers of class B holding office of the Company or in connection with or arising out of any act or omission done or omitted to be done by any of the three managers of class B in its capacity as officer of Genpact Luxembourg S.à r.l., provided that this indemnity shall not extend to any actions, suits, proceedings, claims, demands, costs, and expenses whatsoever which may be made, taken or instituted against any of the three managers of class B or which may be incurred or become payable by any of the three managers of class B in respect of any negligence, willful misconduct, willful default or breach of agreement by any such manager of class B.

Bermuda Registrant

Genpact Limited is organized under the laws of Bermuda.

The Companies Act 1981 of Bermuda, as amended from time to time (the “Bermuda Act”), provides that through its bye-laws or any other contract or arrangement, a company may exempt its directors and officers from, or indemnify them against, any loss arising or liability attaching to them by virtue of any rule of law in respect of negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof. Such exemption or indemnification provisions do not extend to instances where the liability of said directors and officers arises from fraud or dishonesty of which they may be guilty in relation to the company. A company may nonetheless indemnify any such officer against any liability incurred in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted (or where relief is granted under Section 281 of the Bermuda Act).

The bye-laws of Genpact Limited (the “Parent Guarantor”) provide for indemnification of the Parent Guarantor’s officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of the Parent Guarantor to the fullest extent authorized by the Bermuda Act.

The Parent Guarantor has entered into indemnification agreements with its directors. These agreements, among other things, provide that the Parent Guarantor will indemnify, and advance expenses on behalf of, its directors to the fullest extent permitted by applicable law. The indemnification agreements also establish the procedures that will apply under the agreements in the event a director makes a claim for indemnification.

The directors and officers of the Parent Guarantor are covered by directors’ and officers’ insurance policies maintained by the Parent Guarantor.

The foregoing is only a general summary of certain aspects of Bermuda law and provisions dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the Bermuda Act and the bye-laws of the Parent Guarantor.

Item 21. Exhibits and Financial Statement Schedules.

See the Exhibit Index following the signature pages hereto, incorporated by reference herein.

Item 22. Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5) that, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) any other communication that is an offer in the offering made by the undersigned registrants to the purchaser; and

(6) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, such registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

3.1*	Updated & Consolidated Articles of Association of Genpact Luxembourg S.à r.l.

3.2	Memorandum of Association of Genpact Limited (incorporated by reference to Exhibit 3.1 to Amendment No. 2 of Genpact Limited’s Registration Statement on Form S-1 (File No. 333-142875) filed with the SEC on July 16, 2007).

3.3	Bye-laws of Genpact Limited (incorporated by reference to Exhibit 3.3 to Amendment No. 4 of the Genpact Limited’s Registration Statement on Form S-1 (File No. 333-142875) filed with the SEC on August 1, 2007).

4.1	Base Indenture, dated as of March 27, 2017, by and among the Issuer, the Parent Guarantor and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Parent Guarantor’s Current Report on Form 8-K (File No. 001-33626) filed with the SEC on March 28, 2017).

4.2	First Supplemental Indenture, dated as of March 27, 2017, by and among the Issuer, the Parent Guarantor and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Parent Guarantor’s Current Report on Form 8-K (File No. 001-33626) filed with the SEC on March 28, 2017).

4.3	Form of 3.700% Senior Note due 2022 (incorporated by reference to Exhibit 4.3 to the Parent Guarantor’s Current Report on Form 8-K (File No. 001-33626) filed with the SEC on March 28, 2017).

4.4	Registration Rights Agreement, dated March 27, 2017, by and among the Issuer, the Parent Guarantor and Citibank Global Markets Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC (incorporated by reference to Exhibit 4.4 to the Parent Guarantor’s Current Report on Form 8-K (File No. 001-33626) filed with the SEC on March 28, 2017).

5.1*	Opinion of Cravath, Swaine & Moore LLP.

5.2*	Opinion of Appleby (Bermuda) Limited.

5.3*	Opinion of Allen & Overy, société en commandite simple (inscrite au barreau de Luxembourg).

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21.1*	Subsidiaries of the Issuer.

21.2	Subsidiaries of the Parent Guarantor (incorporated by reference to Exhibit 21.1 to the Parent Guarantor’s Annual Report on Form 10-K (File No. 001-33626) filed with the SEC on March 1, 2018).

23.1*	Consent of KPMG.

23.2*	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1).

23.3*	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.2).

23.4*	Consent of Allen & Overy, société en commandite simple (inscrite au barreau de Luxembourg) (included in Exhibit 5.3).

24.1*	Powers of Attorney (included on the signature pages to this Registration Statement).

25.1*	Statement of Eligibility under the Trust Indenture Act of 1939 by Wells Fargo Bank, National Association (Form T-1).

99.1*	Form of Letter of Transmittal.

99.2*	Form of Letter to Clients.

99.3*	Form of Letter to Brokers.

99.4*	Form of Notice of Guaranteed Delivery.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Grand Duchy of Luxembourg, on June 4, 2018.

GENPACT LUXEMBOURG S.À R.L.

By:	/s/ Harald Charbon
Name: Harald Charbon
Title: Class B Manager

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, Genpact Luxembourg S.à r.l. has duly caused this Registration Statement to be signed by the following duly authorized representative in the United States:

GENPACT LUXEMBOURG S.À R.L.

By:	/s/ Lucinda Full
Name: Lucinda Full
Title: Class A Manager

Power of Attorney

We, the undersigned managers of Genpact Luxembourg S.à r.l. hereby severally constitute and appoint Victor Guaglianone and Heather White, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below this Registration Statement and any and all amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as managers to enable Genpact Luxembourg S.à r.l. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lucinda Full Lucinda Full	Class A Manager	June 4, 2018

/s/ Stacy Simpson Stacy Simpson	Class A Manager	June 4, 2018

/s/ Rodica Gandore Rodica Gandore	Class A Manager	June 4, 2018

/s/ Pamela Valasuo Pamela Valasuo	Class B Manager	June 4, 2018

Signature	Title	Date

/s/ Harald Charbon Harald Charbon	Class B Manager	June 4, 2018

/s/ Francesco Cavallini Francesco Cavallini	Class B Manager	June 4, 2018

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 4, 2018.

GENPACT LIMITED

By:	/s/ N.V. Tyagarajan
Name: N.V. Tyagarajan
Title: President and Chief Executive Officer

Power of Attorney

We, the undersigned officers and directors of Genpact Limited hereby severally constitute and appoint Victor Guaglianone and Heather White, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Genpact Limited to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ N.V. Tyagarajan N.V. Tyagarajan	President, Chief Executive Officer and Director (Principal Executive Officer)	June 4, 2018

/s/ Edward J. Fitzpatrick Edward J. Fitzpatrick	Chief Financial Officer (Principal Financial and Accounting Officer)	June 4, 2018

/s/ Robert G. Scott Robert G. Scott	Director	June 4, 2018

/s/ Amit Chandra Amit Chandra	Director	June 4, 2018

/s/ Laura Conigliaro Laura Conigliaro	Director	June 4, 2018

/s/ David Humphrey David Humphrey	Director	June 4, 2018

/s/ Carol Lindstrom Carol Lindstrom	Director	June 4, 2018

Signature	Title	Date

/s/ James C. Madden James C. Madden	Director	June 4, 2018

/s/ Alex Mandl Alex Mandl	Director	June 4, 2018

/s/ CeCelia Morken CeCelia Morken	Director	June 4, 2018

/s/ Mark Nunnelly Mark Nunnelly	Director	June 4, 2018

/s/ Mark Verdi Mark Verdi	Director	June 4, 2018